UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Fortune Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 6, 2008

Dear Fellow Stockholders:

We are pleased to invite the stockholders of Fortune Brands, Inc. (“Fortune Brands” or the “Company”) to attend the Annual Meeting of Stockholders to be held on Tuesday, April 29, 2008 at 1:30 p.m. (CDT) at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, Illinois. We will consider and vote upon the following matters:

Item 1:	The election of three directors for a term expiring at the 2011 Annual Meeting (see pages 6 to 9 of the Proxy Statement);

Item 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008 (see page 44 of the Proxy Statement);

Item 3:	If presented, a stockholder proposal entitled “Elect Each Director Annually” (see pages 45 to 48 of the Proxy Statement); and

such other business as may properly come before the meeting.

Stockholders of record at the close of business on February 29, 2008, the record date for the meeting, are entitled to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. You may submit your proxy (1) by mail using a traditional proxy card, (2) by telephone, or (3) through the Internet.

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of your annual meeting materials and avoid costly mailings by confirming in advance your preferred method of delivery. For further information on how to take advantage of this cost-saving service, please see pages 1 and 2 of this proxy statement.

This Proxy Statement and accompanying proxy are first being made available on or about March 10, 2008.

Norman H. Wesley	Bruce A. Carbonari	Mark A. Roche
Chairman of the Board	President and Chief	Senior Vice President,
	Executive Officer	General Counsel and
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON TUESDAY, APRIL 29, 2008.

The Proxy Statement, Annual Report on Form 10-K/A and 2007 Annual Review are available at www.proxyvote.com.

You will need your assigned control number to vote your shares. Your control number can be found on your proxy card or voting instruction form.

The Annual Meeting for stockholders is to be held at 1:30 p.m. CDT on Tuesday, April 29, 2008, at:

Hyatt Deerfield

1750 Lake Cook Road

Deerfield, Illinois 60015

ITEMS TO BE VOTED ON:

ITEM 1	ELECTION OF DIRECTORS

To elect three directors for a three-year term. The Board of Directors recommends that stockholders vote FOR each of the nominees.

ITEM 2	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To vote to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

ITEM 3	STOCKHOLDER PROPOSAL

If presented, to vote on a stockholder proposal to elect each director annually. The Board of Directors recommends that stockholders vote AGAINST the stockholder proposal.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

VOTE BY INTERNET

www.proxyvote.com

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website:

www.proxyvote.com

Have your proxy card or voting instruction form in hand and follow the instructions. You can also register to receive all future stockholder communications electronically, instead of in print. This means that the Annual Review, Form 10-K and Proxy Statement will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-690-6903 via touch-tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call the toll-free 800 number provided on your proxy card or voting instruction form or 1-800-690-6903.

Have your proxy card or voting instruction form in hand and follow the instructions.

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expense and extra work of additional solicitation. An addressed envelope, postage paid if mailed in the United States, is enclosed if you wish to vote your shares by returning your completed proxy card by mail. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Fortune Brands reduce postage and proxy tabulation costs.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

FREQUENTLY ASKED QUESTIONS

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined in the Notice of Annual Meeting and described in this Proxy Statement, including: (1) the election of directors, (2) the ratification of the appointment of our independent registered public accounting firm, and (3) if presented, consideration of a stockholder proposal entitled “Elect Each Director Annually.” In addition, management will respond to questions from stockholders.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock or $2.67 Convertible Preferred Stock of record at the close of business on February 29, 2008 are entitled to vote. Each holder of common stock is entitled to one vote per share. Each holder of $2.67 Convertible Preferred Stock is entitled to three-tenths (0.3) of one vote per share. The common stock and $2.67 Convertible Preferred Stock vote together as a single class. There were 154,045,133 shares of common stock and 186,732 shares of $2.67 Convertible Preferred Stock outstanding on February 29, 2008.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf. The majority of stockholders hold their shares in street name.

How do I vote?

Record holders can vote by filling out the accompanying proxy card and returning it in the postage paid return envelope. You can also vote by telephone or the Internet. Voting instructions are provided on the enclosed proxy card.

If you hold shares in street name, you must vote by giving instructions to your broker or nominee. You should follow the voting instructions on the form that you receive from your broker or nominee. The availability of telephone and Internet voting will depend on your bank’s or broker’s voting process. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Items 1 and 2) but is not permitted to use discretion and vote your shares on non-routine matters (such as Item 3). Shares that are not permitted to be voted by your broker are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal. Therefore, we urge you to give voting instructions to your broker on all three voting items.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors and Items 2 and 3. We are not aware of any other matter that may be properly presented other than the election of directors and Items 2 and 3. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote

FOR:

•	the election of directors;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008; and

AGAINST:

•	the stockholder proposal entitled “Elect Each Director Annually”.

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later dated proxy.

Do I have dissenters’ rights?

Under Delaware law, dissenters’ rights are not available to holders of common stock and $2.67 Convertible Preferred Stock in connection with Items 1, 2 and 3.

Will my vote be public?

As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed, but are available to the independent Inspector of Election, the proxy solicitation firm and certain employees of Fortune Brands, Inc.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock and $2.67 Convertible Preferred Stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How many votes are needed to approve an Item?

The nominees for director, in non-contested elections, must receive a majority of the votes cast at the meeting, in person or by proxy, to be elected, subject to the

Company’s majority vote by-law provision relating to the election of directors, as discussed below under “Election of Directors.” A proxy card marked to withhold for the election of one or more directors will not be voted with respect to the director or directors indicated.

The affirmative vote of shares representing a majority in voting power of the common stock and $2.67 Convertible Preferred Stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be voted and will have the effect of a negative vote.

What if I am a participant in the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan or the Future Brands LLC Retirement Savings Plan?

We are mailing this Proxy Statement and a proxy card to participants in the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, and the Future Brands LLC Retirement Savings Plan (collectively, the “Savings Plans”) who invest in the Fortune Brands Stock Fund under the Savings Plans. The Trustee of the Savings Plans, as record holder of Fortune Brands’ common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions given on the proxy card, by telephone or the Internet. If you invest in the Fortune Brands Stock Fund under the Savings Plans and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Savings Plans. The proxy card will serve as instructions to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the card.

Item 1

ELECTION OF DIRECTORS

The Board of Directors (the “Board”) currently consists of 10 members and is divided into three classes, each having a three-year term. The terms expire in successive years, with the term of office of directors in Class I expiring at the 2008 Annual Meeting. The Board proposes that the three nominees described below, each of whom is currently serving as a Class I director, be re-elected to Class I for a new term of three years expiring at the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

All nominees and all current Class II and Class III directors were elected by the stockholders, except for Mr. A. D. David Mackay, who was elected by the Board effective January 13, 2006, Mr. Richard A. Goldstein, who was elected by the Board effective December 1, 2006, Mr. Bruce A. Carbonari, who was elected by the Board effective August 21, 2007, and Ms. Ann F. Hackett, who was elected by the Board effective December 4, 2007. In accordance with the Company’s Corporate Governance Principles and the Company’s retirement age policy, Dr. Patricia O. Ewers will retire from the Board immediately following the 2008 Annual Meeting of Stockholders. Mr. Gordon R. Lohman retired from the Board in April 2007 and Mr. Eugene A. Renna retired from the Board in December 2007.

Under the Company’s majority vote by-law provision, in non-contested elections, if a director fails to win a majority of affirmative votes for his or her election, the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board will decide within 90 days of that certification, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the Securities and Exchange Commission (the “SEC”).

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The names of the nominees and Class II and Class III directors, along with their present positions, their principal occupations during the past five years, directorships held with other corporations, their ages and the year first elected as a director, are set forth below.

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

NOMINEES FOR DIRECTORS – CLASS I DIRECTORS – TERM EXPIRING 2011

Richard A. Goldstein	Retired since May 2006; Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. from June 2000. Also a director of Interpublic Group and Fiduciary Trust Company International.	66	2006

Pierre E. Leroy	Retired since 2005; President, Worldwide Construction & Forestry Division and Worldwide Parts Division of Deere & Company from December 2003 to 2005; President, Worldwide Construction & Forestry Division and John Deere Power Systems from 2000 to December 2003. Also a director of ACCO Brands Corporation, Capital One Financial Corporation and Rocore Group.	59	2003

A.D. David Mackay	Chief Executive Officer of Kellogg Company since December 2006; President and Chief Operating Officer from September 2003 to December 2006; Executive Vice President of Kellogg Company prior thereto. Also a director of Kellogg Company.	52	2006

The Board of Directors recommends that you vote FOR election of each nominee.

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director
	CLASS II DIRECTORS – TERM EXPIRING 2009

Bruce A. Carbonari	President and Chief Executive Officer of Fortune Brands, Inc. since January 2008; President and Chief Operating Officer from January 2007 to January 2008; Chairman and Chief Executive Officer of Fortune Brands Home & Hardware LLC from August 2005 to January 2007. Also a director of RPM International, Inc.	52	2007

Ann F. Hackett	Founder and President of Horizon Consulting Group since 1999. Also a director of Capital One Financial Corporation.	54	2007

David M. Thomas	Retired since March 2006; Executive Chairman of the Board of IMS Health Incorporated from January 2005 through March 2006; Chairman of the Board and Chief Executive Officer from November 2000 until January 2005. Also a director of Interpublic Group and a member of the Fidelity Investments Board of Independent Trustees.	58	2000

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS III DIRECTORS – TERM EXPIRING 2010

Anne M. Tatlock	Retired since December 2006; Chairman and Chief Executive Officer of Fiduciary Trust Company International from 2000 to 2006. Vice Chairman of Franklin Resources, Inc. from April 2001 to January 2007. Also a director of Franklin Resources, Inc. and Merck & Co., Inc.	68	1996

Norman H. Wesley	Chairman of the Board of Fortune Brands, Inc. since January 2008; Chairman and Chief Executive Officer from December 1999 to December 2007. Also a director of RR Donnelley & Sons Company, Pactiv Corporation and ACCO Brands Corporation.	58	1999

Peter M. Wilson	Retired since March 2004; Chairman of Gallaher Group Plc prior thereto. Also a director of Kesa Electricals plc.	66	1994

CLASS II DIRECTOR – RETIRING AFTER 2008 ANNUAL MEETING

Patricia O. Ewers	Retired since July 2000; President of Pace University prior thereto. Also a director of ACCO Brands Corporation.	72	1991

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board has adopted Corporate Governance Principles, which are available at www.fortunebrands.com/about/policies.cfm. The Principles describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board, and each member of the Audit, Compensation and Stock Option and Nominating and Corporate Governance Committees, must meet certain criteria for independence. Based on the New York Stock Exchange independence requirements, the Corporate Governance Principles set forth certain guidelines to assist the Board in its determination of director independence.

During 2007, all of the non-employee members of the Board (that is, Messrs. Goldstein, Leroy, Lohman, Mackay, Renna, Thomas and Wilson, Mrs. Hackett, Mrs. Tatlock and Dr. Ewers) were affirmatively determined by the Board to be independent, as defined in the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Principles. All of the current non-employee members of the Board (that is, Messrs. Goldstein, Leroy, Mackay, Thomas and Wilson, Mrs. Hackett, Mrs. Tatlock and Dr. Ewers) have been affirmatively determined by the Board to be independent pursuant to the same rules and guidelines. When determining each director’s independence, the Board considered charitable contributions made by the Company to organizations with which each director is affiliated. All such charitable relationships were deemed immaterial.

Also, none of the non-employee directors has any relationship with the Company other than being a director and stockholder, or participated in any transaction or arrangement that interferes with each director’s independence.

Policies with Respect to Transactions with Related Persons

The Nominating and Corporate Governance Committee and the Board have adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors. The Code of Business Conduct and Ethics describes the Company’s policy on conflicts of interest. The Board has also established a Compliance Committee which is responsible for monitoring compliance with the Code of Conduct. The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and to the Board.

The Board has also established a Conflicts of Interest Committee which distributes a Conflicts of Interest Policy to all of the Company’s employees, officers and directors. The Conflicts of Interest Policy describes the types of relationships that may constitute a conflict of interest with the Company. All employees, officers and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with the Company’s policy. The Conflicts of Interest Committee reviews potential conflicts of interest and reports its findings to the Audit Committee.

The executive officers and the Board are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and if a transaction is reported by an independent director or executive officer, the questionnaire is submitted to the Chairperson of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director’s independence. After making such determination, the Audit Committee will report its recommendation on whether the transaction should be approved or ratified by the entire Board.

Certain Relationships and Related Transactions

During 2007, the Company did not participate in any transactions in which any of the director nominees, Class II and III directors, executive officers, nor any of their immediate family members, had a material direct or indirect interest. In addition, none of director nominees, Class II and III directors, executive officers nor any of their immediate family members is or has been indebted to the Company.

Goldman Sachs is one of four dealers under the Company’s commercial paper program. In 2007, the Company paid Goldman $197,558 for their services related to this program. During 2007, Goldman Sachs became a beneficial owner of more than 5% of the Company’s stock. The Company did not participate in any transactions with any other beneficial owner of more than 5% of the Company’s common stock.

Director Nomination Process

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

The Nominating Committee, when identifying and evaluating candidates, first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nominating Committee may retain a third-party search firm to assist the Committee in locating qualified candidates that meet the needs of the Board at that time. The firm provides information on a number of candidates, which the Nominating Committee discusses. The Nominating Committee chair and some or all of the members of the Nominating Committee, as well as the Lead Director (see page 12 of this Proxy Statement for description of the Lead Director’s duties) and the Chief Executive Officer, will interview potential candidates that are deemed appropriate. If the Nominating Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the New York Stock Exchange as set forth in the Company’s Corporate Governance Principles, it will vote to recommend to the Board the nomination of the candidate.

The Nominating Committee believes that it is necessary for the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating Committee considers the evolving needs of the Board and searches for candidates that fill any current or future gap. The Nominating Committee believes that all directors must possess a considerable amount of business management and educational experience as well as meet the independence standards established in the Company’s Corporate Governance Principles. In addition, the Nominating Committee considers issues of judgment, diversity, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

It is the Nominating Committee’s policy to consider director candidates recommended by stockholders, if properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Board can do so by writing to the Secretary of Fortune Brands, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as a written statement from the proposed nominee consenting to be named and, if nominated and elected, to serve as a director. Our Restated Certificate of Incorporation also contains a procedure for direct nomination of directors by stockholders (see pages 50 and 51 of this Proxy Statement). The Nominating Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nominating Committee. The Nominating Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nominating Committee may then interview the candidate if it deems the candidate to be appropriate. The Nominating Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating Committee’s nomination process is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Nominating Committee under the Company’s Corporate Governance Principles.

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chairman, the President and Chief Executive Officer or the Secretary, 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Lead Director, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Lead Director

The Board, after considering the recommendation of the Nominating Committee, selected David M. Thomas, an independent director who serves as Chairman of the Audit Committee, to serve as the Lead Director for all meetings of the non-management directors held in executive session. The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with management on Board and committee meeting agendas, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Lead Director chairs these sessions.

Meeting Attendance

Last year there were six meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman, the President and Chief Executive Officer and others regarding matters of interest and concern to the Company.

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend. Eight of the ten directors were present at the 2007 Annual Meeting of Stockholders.

Board Committees

The Board has established an Executive Committee, an Audit Committee, a Compensation and Stock Option Committee, a Nominating and Corporate Governance Committee and a Corporate Responsibility Committee. The Audit, Compensation and Stock Option, and Nominating and Corporate Governance Committees are composed entirely of independent directors, as defined under the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Principles. The charters of each committee are available on the Company’s website at

www.fortunebrands.com/about/board.cfm.

A list of current Committee memberships may be found on the Company’s website at www.fortunebrands.com/about/board.cfm. The Committee memberships as of the date of the Proxy Statement are set forth below:

Name	Audit	Compensation and Stock Option	Corporate Responsibility	Executive	Nominating and Corporate Governance
Bruce A. Carbonari				X
Patricia O. Ewers		X	C
Richard A. Goldstein		X	X
Ann F. Hackett		X			X
Clarkson C. Hine*			X
Pierre E. Leroy	X				C
A. D. David Mackay	X				X
Anne M. Tatlock	X	C		X
David M. Thomas	C			X	X
Norman H. Wesley			X	C
Peter M. Wilson		X	X	X

*	Mr. Hine serves as Vice President – Corporate Communications of the Company. He is not a director of the Company.
An “X” indicates membership on the committee.
A “C” indicates that the director serves as the chair of the committee.

Audit Committee

The Audit Committee held seven meetings in 2007. The Audit Committee also held four teleconferences to review and discuss earnings announcements. The Audit Committee’s primary functions are to:

•	Retain, subject to stockholder ratification, a firm of independent auditors to audit our financial statements and approve the scope of the firm’s audit;

•	Review reports and recommendations of our independent auditors;

•	Review the scope of all internal audits and related reports and recommendations;

•	Pre-approve all audit and non-audit services provided by our independent auditors;

•	Monitor the integrity of the Company’s financial statements;

•	Monitor compliance with financial reporting requirements;

•	Monitor the independence and performance of our independent auditors and the performance of our internal auditors;

•	Discuss the Company’s financial statements and its quarterly and annual reports to be filed with the SEC;

•	Review the Company’s policies regarding risk assessment and risk management;

•	Review the Company’s compliance programs;

•	Review and approve related person transactions and conflicts of interest involving directors, executive officers and first-tier operating company chief executive officers; and

•	Establish procedures for receiving and responding to concerns regarding accounting and auditing matters.

Each member of the Audit Committee, as of the date of this Proxy Statement (Messrs. Leroy, Mackay and Thomas and Mrs. Tatlock), is financially literate, has accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). Each Audit Committee member has also been determined by our Board to be independent as such term is defined in Item 407(a) of Regulation S-K under the Exchange Act, Rule 10a-3 under the Exchange Act, the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Principles.

Corporate Responsibility Committee

The Corporate Responsibility Committee held three meetings in 2007. The Corporate Responsibility Committee’s primary functions are to review and recommend to the Board policies on the Company’s responsibilities to its employees and the community, such as employee safety, diversity and equal opportunity, philanthropic activities and the effect of Company operations on the environment.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee (the “Compensation Committee”) held five meetings in 2007. The Compensation Committee’s primary functions are to:

•	Administer our Long-Term Incentive Plans;

•	Designate key employees who may be granted stock options, performance awards and other stock-based awards;

•	Designate the number of shares that may be granted to a key employee, within specified limits;

•	Review and approve compensation and goals for the Chief Executive Officer and evaluate his or her performance, in consultation with the Company’s independent directors;

•	Set compensation for our officers who hold the office of Vice President or a more senior office and recommend compensation levels for the chief executive officers of our operating subsidiaries;

•	Determine incentive compensation awards for those senior officers under the Annual Executive Incentive Compensation Plan;

•	Retain any compensation consultants to assist in the evaluation of senior executive compensation and benefits;

•	Oversee management’s administration of supplemental retirement and other benefit arrangements, compensation agreements and severance agreements for executive officers; and

•	Review and approve the Compensation Discussion & Analysis and Compensation Committee Report to be included in the Proxy Statement.

Compensation Committee Authority and Delegation of Authority

The Compensation Committee may delegate any of its authority to a sub-committee. However, the members of the sub-committee must meet the same qualifications for membership on the Compensation Committee. Specifically, the members of the sub-committee must also be independent directors, as defined by the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Principles. During 2007, the Compensation Committee did not delegate any of its authority to a sub-committee.

The Company’s 2007 Long-Term Incentive Plan allows the Compensation Committee to delegate to an officer the right to designate key employees (other than members of senior management) to be granted stock options and the amount of options granted to each such key employee, provided that the Compensation Committee determines the aggregate number of stock options to be awarded and their terms and conditions. The Compensation Committee did not delegate this function and granted all stock options to all employees in 2006 and 2007.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition,

members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information on compensation paid to executives. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation.

The Compensation Committee is presented with recommendations from management as to the level and type of compensation to provide to officers who hold the office of Vice President or a more senior office and for the chief executives of our operating companies. The Chief Executive Officer attends meetings of the Compensation Committee to discuss each officer’s performance for the year. The Chief Executive Officer’s feedback about the officers’ performance is essential in the Compensation Committee’s determination of each officer’s salary and target incentive compensation determinations. See pages 21 through 30 of this Proxy Statement for more information about how the Compensation Committee determines the executive officers’ compensation.

Compensation Committee Consultant

The Compensation Committee directly retains a nationally-recognized firm, Hewitt Associates, as its outside compensation consultant. The consultant regularly meets with the Compensation Committee and is included during executive sessions without the presence of management. In 2007, the outside consultant attended three out of the five Compensation Committee meetings. In addition, the consultant assisted the Compensation Committee in its assessment of executive compensation levels in light of the Company’s performance as compared to the Survey Group (see page 23 of this Proxy Statement) of companies. Hewitt Associates is separately retained by the Company for pension plan and other employee benefits administration and consulting.

The outside compensation consultant assists the Compensation Committee by:

(i)	making recommendations regarding executive compensation consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

(ii)	providing market data (including compiling the Survey Group and related performance data) as background to annual decisions regarding Chief Executive Officer and senior management base salary, bonus and long-term incentives;

(iii)	advising the Compensation Committee as to best practices for effectively structuring executive pay arrangements while representing stockholders’ interests; and

(iv)	summarizing alternative proposals that may have been considered in formulating final recommendations, the nature of discussions leading to a final proposal and the consultant’s rationale for supporting or opposing management’s proposal.

In conducting its assignment, the outside consultant may contact the Company’s management, including the Chairman or the Chief Executive Officer as well as the Vice President – Compensation and Benefits and the Executive Director, Compensation and Benefits, to carry out its assignment. However, the compensation consultant reports directly to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our Board’s Compensation Committee during the last fiscal year (that is, Messrs. Goldstein, Leroy, Lohman, Renna and Wilson, Mrs. Hackett, Mrs. Tatlock and Dr. Ewers) has (i) served as one of our officers or employees; or (ii) any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of our executive officers serve as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Company’s Board or our Company’s Compensation Committee.

Executive Committee

The Executive Committee did not meet in 2007. The Executive Committee has all the power of the full Board except for specific powers, which by law must be exercised by the full Board. The Executive Committee may not amend the Certificate of Incorporation, adopt an agreement of merger, recommend actions for stockholder approval, amend the by-laws, elect, appoint or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times in 2007. The Nominating Committee’s primary functions are to:

•	Recommend nominees for election as members of the Board;

•

Recommend directors for membership on the Audit Committee, Compensation and Stock Option Committee, Corporate Responsibility Committee and Nominating and Corporate Governance Committee, including their Chairpersons;

•	Recommend directors and executive officers for membership on other committees established by the Board;

•	Recommend compensation arrangements for non-employee directors;

•	Develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	Administer non-employee director stock and stock option plans;

•	Review the charters of Board committees; and

•	Manage the performance review process of the Board and its committees.

Other Corporate Governance Resources

The charters of each committee, the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for the CEO and Senior Financial Officers are available on the Company’s website (www.fortunebrands.com/about/policies.cfm) and in print to any stockholder upon request.

2007 Director Compensation

Name*	Fees Earned or Paid in Cash ($) (1)(2)(3)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(7)(8)	Total ($)
Patricia Ewers	85,000	113,155	n/a	n/a	0	8,336	206,491
Ann F. Hackett**	1,458	52,150	n/a	n/a	n/a	110	53,718
Richard A. Goldstein	73,750	113,155	n/a	n/a	n/a	1,308	188,213
Pierre Leroy	85,000	113,155	n/a	n/a	n/a	105,544	303,699
Gordon Lohman***	28,333	0	n/a	n/a	0	71,163	99,496
A.D. David Mackay	77,500	113,155	n/a	n/a	n/a	482	191,137
Eugene Renna	70,000	113,155	n/a	n/a	n/a	6,308	189,463
Anne Tatlock	92,500	113,155	n/a	n/a	0	7,354	213,009
David Thomas	100,833	113,155	n/a	n/a	n/a	794	214,782
Peter Wilson	70,000	113,155	n/a	n/a	n/a	2,354	185,509

*	Although Messrs. Carbonari and Wesley also serve as members of the Board, they do not receive any additional compensation for such service.
**	Fees are prorated based on election date of December 4, 2007.
***	Fees are prorated based on retirement date of April 24, 2007.

(1)	During 2007, each non-employee director of the Company was paid an annual fee of $70,000 for services as a director. The cash compensation paid to Mr. Lohman and Mrs. Hackett was prorated based on their date of resignation or election. Also, during 2007, members of the Audit Committee (Messrs. Goldstein, Leroy, Mackay and Thomas and Mrs. Tatlock) received an additional $7,500 for their service on that Committee and the chairperson of each of the Audit, Compensation and Stock Option, Corporate Responsibility and Nominating and Corporate Governance Committees (Mr. Thomas, Mr. Leroy, Dr. Ewers and Mrs. Tatlock, respectively) received an additional $15,000. In July 2007, the Board approved the payment of an annual fee of $20,000 to the Lead Director for his/her service. Mr. Thomas received $8,333, a prorated portion of this payment, for his service as Lead Director in 2007.

(2)	The Company had an agreement with Mr. Lohman to defer payment of the fees to which he is entitled as a director, including any fees for committee service, until the January following his retirement from the Board. Interest on the deferred amounts was accrued quarterly based on the average quarterly treasury bill rate. Mr. Lohman retired from the Board in April 2007 and his deferred fees were paid to him in January 2008.

(3)	During 2007, each non-employee director received 1,400 shares of our common stock under the 2005 Non-Employee Director Stock Plan. In accordance with FAS 123R, the grant date fair value was $80.82. In December 2007, Mrs. Hackett received 687 shares of our common stock under the 2005 Non-Employee Director Stock Plan. In accordance with FAS 123R, the grant date fair value was $75.91. The Company had an agreement with Mr. Lohman to defer payment of his annual stock grants until the January following his retirement from the Board. Dividends on the deferred shares were also deferred and accrued interest quarterly from the dates such dividends would have been paid at a rate equal to the average quarterly treasury bill rate. The stock deferred by Mr. Lohman was issued to him in January 2008, along with the dividends and accrued interest.

(4)	The aggregate number of outstanding stock options held by the non-employee directors (including retired directors) under the non-employee director stock option plans was 132,598 as of December 31, 2007. See “Certain Information Regarding Security Holdings” on pages 48 and 49 of this Proxy Statement for the number of stock options held by each current director as of February 29, 2008.

(5)	Under the retirement program for non-employee directors, directors elected prior to 1997 will receive an annual retirement benefit equal to the director’s fee at the time of retirement multiplied by the director’s years of service up to 1997, the year in which the accrual of years of service under the Plan was frozen. The retirement benefit is payable beginning in the year in which the director retires or attains age 65, whichever occurs later. Only Mr. Lohman, Mrs. Tatlock and Dr. Ewers are eligible to receive this benefit. Due to the directors’ fees remaining unchanged during 2007 and a change in the discount rate from 5.75% on December 31, 2006 to 6.5% on December 31, 2007, the present value of the eligible directors’ retirement benefit decreased. The present value of Dr. Ewers’ retirement benefit decreased $4,836; the present value of Mr. Lohman’s retirement benefit decreased $55,794; and the present value of Mrs. Tatlock’s retirement benefit decreased $175.

(6)	In 2007, Mr. Lohman received his first annual payment in the amount of $70,000 under the retirement program and will continue to receive an annual payment until 2013.

(7)	Directors traveling on Company business are covered by our business travel accident insurance policy which generally covers all Company employees and directors. We also pay the cost of group life insurance coverage for non-employee directors.

(8)	Directors are covered under our matching gift program. Under this program, the Company makes a 100% match of gifts totaling up to $5,000 annually by the director to an eligible charitable institution.

Under our charitable award program, the Company will make contributions of up to $500,000 to a charitable, educational or other qualified organization designated by each eligible non-employee director elected prior to December 9, 2003. The contributions are made to the designated organization(s) on behalf of the director after the death of the director. Only Messrs. Leroy and Thomas, Mrs. Tatlock and Dr. Ewers are eligible to participate in this program. For Mr. Leroy, $100,000 is included in the “All Other Compensation” column, which reflects the only cost incurred by the Company for 2007 relating to this program. This $100,000 expense was not paid to Mr. Leroy, but was an accounting accrual that reflects the Company’s obligation to make the charitable contribution. No additional accruals were made for other directors during 2007.

2002 Non-Employee Director Stock Option Plan. The 2002 Non-Employee Director Stock Option Plan expired on December 31, 2006; however, the Board suspended the annual stock option grant for all non-employee directors prior to the Plan’s expiration. During 2006 and 2007, no stock options were granted to non-employee directors. Under the terms of the Plan and prior to its suspension, each non-employee director who was first elected to the Board after April 30, 1997 was eligible to receive an annual grant of nonqualified stock options to purchase 2,500 shares of our common stock under our stockholder-approved 2002 Non-Employee Director Stock Option Plan. The terms of the options granted under this plan are:

(i)	the option price per share is not less than fair market value at the time the option was granted;

(ii)	the option does not become exercisable until the holder has been a director for at least one year after the date of grant (except in the case of death or a change in control of the Company) and may generally be exercised for ten years from the date of grant;

(iii)	if the holder ceases to be a director by reason of death, disability or retirement after five or more years of service, the option will continue to be exercisable until the expiration date set forth in the option agreement, provided that an option may be exercised within one year from the date of death even though beyond the expiration date;

(iv)	if the holder ceases to be a director for any other reason, the option shall terminate and cease to be exercisable 30 days after cessation of service, except in the event of a change in control of the Company; and

(v)	the 2002 Non-Employee Director Stock Option Plan provides that each option has a limited right that, in the event of a change in control of the Company, is exercised automatically unless the Nominating Committee determines that the limited right is exercisable at some other time. This limited right entitles the holder of the option to receive cash equal to the number of shares subject to the option multiplied by the difference between the exercise price per share and the greater of:

(a)	the highest price per share paid for shares of our common stock acquired in the change in control; and

(b)	the highest market value of shares of our common stock during the 60-day period beginning on the date of the change in control.

The option will be canceled to the extent of the exercise of the limited right.

Stock Ownership of Board Members

For information on the beneficial ownership of securities of the Company by directors and executive officers, see “Certain Information Regarding Security Holdings” on pages 48 and 49.

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement.

Compensation and Stock Option Committee

Anne M. Tatlock, Chairwoman

Patricia O. Ewers

Richard A. Goldstein

Ann F. Hackett

Peter M. Wilson

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s executive compensation program is designed to attract, motivate and retain talented executives so the Company can produce outstanding results and maximize return to stockholders. Our pay for performance philosophy focuses executives’ efforts on delivering short-term and long-term financial successes for our stockholders. The Compensation Committee, which consists entirely of independent Board members, controls the executive compensation program for Company Vice Presidents and more senior officers and the chief executive officers of the Company’s three segments.

Executive Compensation Objectives

The Company’s executive compensation objectives are to:

•	pay for performance;
•	attract, retain and motivate superior executives;
•	pay competitive levels of salary and total compensation; and
•	align the interests of management with the interests of stockholders.

Elements of Fortune Brands’ Compensation Program

The Company’s executive compensation program consists of the following:

•	base salary;
•	annual incentive bonuses;
•	long-term incentives;
•	health and related benefits;
•	limited perquisites;
•	retirement benefits; and
•	other post-employment benefits.

The Compensation Committee allocates compensation among these elements to provide the appropriate mix of:

•	short-term incentives and long-term incentives;
•	cash compensation and equity compensation; and
•	current compensation and retirement and other benefits.

Total direct compensation for executives, which consists of base salary, annual incentive bonuses and long-term incentives, is targeted to be in the 50th to 75th percentile of the Survey Group (described on page 23), although actual compensation can be above or below the targeted range due to Company performance, the price of the Company’s common stock and individual considerations described on page 22. Base salary and annual incentive bonuses make up approximately one-third of total direct compensation. The remaining two-thirds is long-term incentive compensation. The one-third/two-thirds mix reflects the mix generally seen in competitive market data reviewed by the Compensation Committee. One or more compensation elements (base salary, short-term or long-term compensation) could be above the 75th or below the 50th percentile. If any element were dramatically outside of that range, that element or other elements would likely be adjusted accordingly. The greater emphasis on long-term incentives is designed to motivate management to generate successful results for the Company over the long term. These incentives are awarded primarily in the form of equity compensation to create ownership and align the interests of management with the interests of stockholders.

Impact of Individual Considerations in Setting Compensation

Although objective factors, such as Company performance and competitive market data, are the primary factors used by the Compensation Committee when it sets compensation levels, more subjective individual considerations also influence compensation decisions. For example, the Compensation Committee will take into account individual job performance, incumbent experience, retention needs, and an executive’s ability to impact future results for the Company. For each named executive officer, other than the Chief Executive Officer, the Compensation Committee receives information on such individual considerations from the Chief Executive Officer. The Chief Executive Officer discusses his evaluation of the named executive officers (other than himself) with the Compensation Committee and recommends compensation levels for such officers. In preparing that recommendation, the Chief Executive Officer assesses the performance of each named executive officer based upon his day-to-day interactions with such persons throughout the year. The Chief Executive Officer discusses any retention concerns at this time as well. The Compensation Committee takes the Chief Executive Officer’s recommendations into account, along with competitive market data and Company performance, when setting compensation levels.

Chief Executive Officer’s Compensation

The Compensation Committee meets in executive session to evaluate the Chief Executive Officer’s performance and determine his total compensation. The Compensation Committee then reviews with the entire Board, in executive session, the compensation of the Chief Executive Officer. After reviewing competitive compensation data provided by the Compensation Committee’s outside consultant, the Compensation Committee assesses the individual contributions of the Chief Executive Officer as well as the Company’s financial and operating performance. The Chief Executive Officer’s goals are in areas such as operating performance, integration of acquired operations, social responsibility measures and succession planning. Achievement of these goals are factors considered by the Compensation Committee, along with competitive market data and Company performance, when setting the Chief Executive Officer’s compensation.

As with other named executive officers, the Company’s goal for the compensation of its Chief Executive Officer is to be in the 50th to 75th percentile of the Survey Group (defined below). Mr. Wesley’s 2007 salary and annual bonus place him at about the 50th percentile of chief executive officers in the Survey Group. Generally, the compensation of the Company’s named executive officers differs only in amount; the policies do not significantly differ. The disparities in Mr. Wesley’s compensation as compared to that of the other named executive officers exist because his responsibilities are greater and his ability to impact the future of the Company is greater. Additionally, in the general marketplace for executive talent, chief executive officers are compensated at a higher rate than are other named executive officers.

Use of Tally Sheet

During 2007, the Compensation Committee used tally sheets to assist in analyzing named executive officers’ total compensation and various elements of their compensation, including salary, annual and long-term incentive payments and retirement benefits, as well as potential accumulated wealth under equity programs. This assessment also included a review of compensation payable in connection with a separation of employment under various separation scenarios, such as voluntary separation, involuntary separation and separation following a change in control.

Survey Group

The Compensation Committee compares the Company’s executive compensation program to 28 consumer products companies with median 2006 revenue of $10.2 billion (the “Survey Group”). The Survey Group consists of companies that are either primary competitors of the Company or that are premier consumer products companies. In either case, we believe we compete with these companies for talented executives. The Survey Group consists of:

3M Company

Alberto-Culver Company

American Standard Companies Inc.

Anheuser-Busch Companies, Inc.

Armstrong Holdings Inc.

Black & Decker Corporation

The Brunswick Corporation

Campbell Soup Company

The Clorox Company

Colgate-Palmolive Company

Diageo plc

Emerson Electric Co.

General Mills, Inc.

Hershey Foods Company

Illinois Tool Works Inc.

Kellogg Company

Kohler Co.

Kraft Foods Inc.

Masco Corporation

Molson Coors Brewing Company

Nike, Inc.

Procter & Gamble Company

S.C. Johnson & Sons, Inc.

Sara Lee Corporation

The Sherwin-Williams Company

Unilever NV

Whirlpool Corporation

William Wrigley Jr. Company

Base Salary

The Compensation Committee sets base salaries annually. When determining base salary levels for the Chief Executive Officer and other named executive officers, the Compensation Committee evaluates base salary levels of similar positions in the Survey Group. Base salaries recognize and reward individual skills and experience as well as sustained job performance. The Compensation Committee generally sets base salaries to be in the 50th to 75th percentile of the Survey Group, however, salaries may fall outside of this range under certain circumstances, such as exceptional individual performance, long tenure with the Company, or retention concerns. In 2007, Mr. Omtvedt’s base salary was set beyond the 75th percentile as the Compensation Committee determined that his salary was appropriate based on these factors. For 2007, salaries for the named executive officers increased by 3% to 6% in response to competitive market conditions, but Mr. Carbonari’s salary increased 15.6% due to his promotion to President and Chief Operating Officer. For 2008, increases in salaries for the named executive officers ranged between 0% and 3.5%, except for Mr. Carbonari, whose salary increased 27.2% due to his promotion to Chief Executive Officer.

Annual Incentive Bonuses

The Company’s Annual Executive Incentive Compensation Plan is a cash-based, pay-for-performance annual incentive plan. It was approved by stockholders in 2007 and is generally designed and implemented to satisfy Internal Revenue Code requirements for considering bonuses to be “performance-based compensation”. The plan covers Vice Presidents and more senior officers. The annual incentive plan rewards the achievement of actual earnings per share that meets or exceeds earnings per share targets set by the Compensation Committee at the beginning of each year.

The Company believes that earnings per share is an appropriate measure for annual incentive bonuses because it provides the executives with an incentive to achieve favorable current results, while also producing long-term growth for the Company. Actual earnings per share targets are derived from operating income growth goals for each of the Company’s operating segments. In setting operating segment income growth goals, the Company considers the historical performance of competitors in each industry in which the Company does business as well as current and anticipated market conditions.

To determine annual bonus amounts, the Compensation Committee first sets a target level of bonus as a percentage of salary for each of the named executive officers in the following amounts for 2007: Mr. Wesley 110%; Mr. Carbonari 95%; Mr. Omtvedt 75%; Mr. Roche 60%; and Mr. Klein 60%. The more responsibility and the greater the scope of an executive’s position, the higher the target bonus percentage will be. The Committee chose the target bonus levels because they are competitive with the Survey Group and therefore support our executive compensation objective of offering competitive compensation, and because of the subjective factors described on page 22. Actual bonus payments can range from 0-200% of the target amount, based on earnings per share performance.

In almost all cases bonuses are determined based solely on earnings per share growth; however the Compensation Committee does have the discretion to adjust annual incentive bonuses up or down based on an executive’s individual considerations. The Compensation Committee did not exercise its discretion to adjust annual incentive bonuses for any executives in 2006 or 2007. There are no individual performance goals under the annual bonus plan.

Specific performance targets in 2006 and 2007 for earnings per share growth before charges/gains were rigorous and set sufficiently high to require superior performance. In fact, in the eight years beginning in 2000, the Company has hit the maximum earnings per share growth target only once. In 2006, the earnings per share growth target was an increase of 8% from the 2005 level. For 2007, the earnings per share growth target was –3% as compared to actual 2006 earnings per share (with a maximum of payout if earnings per share grew 5%). The Compensation Committee’s decision to alter the target earnings per share growth percentage in 2007 from targets in prior years was based on the current and anticipated conditions of the housing market at the time it set the goals, including projections that the housing market would be down double digits. For 2007, annual incentive awards were paid out at 90.4% of target.

Long-Term Performance Incentives: Stock Options and Performance Share Awards

All long-term incentive payment opportunities are performance-based. The Company designed its Long-Term Incentive Plan, which was approved by stockholders, to ensure that incentive compensation reflects the profitability of the Company and the performance of the Company’s common stock. The Company offers a combination of awards, each intended to reward specified results. These awards promote a long-term view, reward long-term positive performance of the Company, and are intended to align executives’ interests with stockholders’ interests.

In 2007, except as described in the next sentence, long-term incentives provided by the Company consisted of 1) stock options, and 2) performance share awards (based on a three-year performance period) along with dividend equivalents on earned performance shares. Although Mr. Carbonari received in 2007 long-term compensation grants for future performance periods consistent with the preceding sentence, for the 2005-2007 performance period he received a payment under a legacy long-term incentive program as described in more detail on page 27. Previously, long-term incentives for named executive officers were allocated approximately one-third to performance shares and two-thirds to stock options. In July 2007 the Committee decided, in response to competitive market conditions, to place greater emphasis on performance share awards, for a compensation mix of approximately one-half stock options and one-half performance shares. The Compensation Committee believes this mix provides an adequate incentive to management to perform well for stockholders and is more aligned to market comparables. Other than by a general desire to keep total direct compensation in the 50th-75th percentile range, levels of long-term incentive grants are not directly influenced by the levels of other elements of compensation.

Stock Options

The Company awards stock options because it believes they serve a valuable purpose in aligning executive officers’ interests with stockholders’ interests as executives do not benefit unless the Company’s stockholders benefit. Because stock options vest over time, they serve not only as an incentive for superior performance, but also as a retention device.

The Compensation Committee typically grants stock options at a regularly scheduled meeting in September each year and the grant date is the date of that meeting. The Compensation Committee determines the exercise price of stock options by using the quoted closing price for such stock on the New York Stock Exchange, as of the date of grant.

Stock options cannot be exercised unless the recipient remains employed by the Company for at least one year from the grant date. The stock options typically vest ratably over a three-year period after the grant date and have a seven-year exercise period.

Stock options are performance-based in that their value is inherently based on the Company’s stock price performance; they have no value to the executive if the stock price does not increase from the grant or exercise price. Vesting of stock options is time-based. The Compensation Committee determines the amount of stock options granted primarily based on competitive market data for the Survey Group, although individual considerations may influence the size of the grant, as described on page 22 above.

Performance Share Awards

Performance share awards provide executives with an opportunity to earn shares of Company common stock if the Company achieves specified performance targets over a three-year performance period. The Company believes that it is appropriate to award performance shares to executives because they are complementary to, and therefore provide different incentives than, stock option awards in two respects. First, the shares are only earned if the performance targets are met. Second, the performance shares provide incentive and promote retention even in a down market as long as the Company continues to meet its financial objectives, which include to outperform the market.

Performance shares are earned based on achievement of average return on invested capital and cumulative earnings per share growth targets. Return on invested capital and earnings per share growth targets are derived from analyzing and setting operating goals for each of the Company’s operating companies, and then calculating overall targets for the Company. These two performance measures are used because we believe they drive long-term stockholder value creation, one capturing growth (earnings per share) and the other capturing returns (return on invested capital).

Performance share awards are based on performance targets approved by the Compensation Committee at the beginning of each three-year performance period. Prior to 2006, performance share awards were based on earnings per share growth and return on equity targets. In 2006, the Compensation Committee determined that return on invested capital should replace return on equity as a measure for performance share awards because of return on invested capital’s broader inclusion of debt as well as equity in capital employed.

No performance shares will be paid unless at least an established minimum of the targeted consolidated return on invested capital and cumulative diluted earnings per share are achieved. The following matrix shows the percentage of the target number of shares that will be paid to an executive for a given level of performance during the 2007-2009 performance period:

Diluted Cumulative EPS		% of Performance Shares Earned
	Maximum	100	125	150
	Target	75	100	125
	Minimum	50	75	100
		Minimum	Target	Maximum

		Average Annual ROIC

The earnings per share and return on invested capital goals set by the Compensation Committee for the 2007-2009 period are rigorous and were set sufficiently high to require superior performance for target and maximum payouts. In the eight-year period beginning 2000, the maximum payout was reached twice.

To illustrate that the Company has a practice of setting rigorous targets for performance share awards, the following table discloses minimum, target and maximum goals for the 2005 to 2007 performance period:

Metric	Minimum	Target	Maximum
Cumulative earnings per share	$13.66	$15.02	$16.43

Average annual return on equity	17.20%	19.20%	21.20%

In the 2005-2007 period, cumulative earnings per share was $15.07 and average annual return on equity was 18.70% for a payout of 94.6% of target. Under the Plan, goals are adjusted to reflect the impact of significant transactions, accounting changes and certain non-recurring events. For example, the goals in the chart above were adjusted to exclude the office products segment as a result of the divestiture of that business in 2005. The goals also were increased to reflect the acquisition of spirits and wine brands in 2005 and SBR, Inc. in 2006.

If minimum performance share award measures are met, executive officers who receive performance awards will earn cash dividend equivalents equal to the cash dividends that would have been paid on the shares had the recipient owned the shares during the performance period. Dividend equivalents are not paid until the performance period has ended.

Legacy Long-Term Compensation Program for Mr. Carbonari

Prior to 2007, while Mr. Carbonari was Chairman and Chief Executive Officer of a subsidiary of the Company, Fortune Brands Home & Hardware, he participated in long-term compensation programs provided to executives of that subsidiary. Although he no longer receives grants for future performance periods under the subsidiary’s programs, he receives payments based on past grants. Mr. Carbonari earned a cash long-term incentive payment based on the financial performance of Fortune Brands Home & Hardware for the 2005 to 2007 period. This payment is based on operating income and return on net taxable assets achieved by each of our six primary home and hardware businesses. Now that Mr. Carbonari is employed by and a named executive officer of Fortune Brands, he no longer receives long-term incentive grants under the Home & Hardware incentive programs.

Health and Related Benefits

The Company’s health and related benefits include medical, dental, life, disability, accidental death and dismemberment and travel accident coverage. The Company’s health and related benefit programs are designed to be competitive with those of other large corporations. The majority of health and related benefits provided to executive officers are offered through broad-based plans applicable to all employees.

Perquisites

The Company provides named executive officers with limited perquisites that are not provided to other employees in order to be competitive with perquisites provided to executives at other companies. In 2007, the only perquisites provided were relocation benefits and use of the company aircraft for executives who reimburse the Company (Messrs. Wesley, Carbonari and Omtvedt only). In 2006, the following perquisites were also provided: automobile allowance; financial planning; and country club dues. However, these additional perquisites were eliminated for 2007 with corresponding salary adjustments. In 2007, Mr. Carbonari relocated his residence at the Company’s request. The Company, in conjunction with its practice, reimbursed relocation expenses (principally real estate brokerage commissions, temporary housing expenses and moving expenses) for Mr. Carbonari, including reimbursement for the income taxes on the relocation expenses.

Retirement Benefits

The Company believes that it is appropriate to provide retirement benefits to executives to recruit and retain executives. The Company provides retirement benefits to executives through a combination of a tax-qualified pension plan, a tax-qualified defined contribution plan and a nonqualified defined benefit and defined contribution plan. The Company also believes that it is appropriate to provide nonqualified plan benefits to make executives whole for the amount of benefit they would have received under the qualified plans but for the limitations on contributions and benefits imposed by the Internal

Revenue Code. The nonqualified plan provides supplemental pension and profit sharing benefits that allow these executives to receive contributions and benefits at the same rate applicable to all other employees of the Company.

Certain executives are not eligible to participate in the tax-qualified pension plan. As a result, these executives’ entire pensions are provided on a nonqualified basis. In addition, prior to 1999 certain executive officers were granted a pension formula not generally available to all employees. In 1999, the Compensation Committee discontinued granting these benefits to any new executives for cost reasons. For service on and after January 1, 2008, the pension formula was reduced so that all executives, including those under the special formula described above, will earn pension benefits under the same formula applicable to all Company employees. The amount of benefits provided by each retirement plan and the pension formulas applicable to named executive officers are described in more detail on pages 36 through 38 of this Proxy Statement.

To retain current executives, the Compensation Committee continued the policy of previous board compensation committees of contributing annually to employee grantor trusts to secure the supplemental retirement benefits of certain executives. These trusts have been approved by stockholders. They are described in more detail on pages 31, 32 and 36 through 38 of this Proxy Statement.

Severance and Change in Control Agreements

The Company has a long-standing practice of entering into severance and change in control agreements with its named executive officers. The agreements generally provide for severance benefits in the event of involuntary termination of employment or termination by the executive for “good reason”. No payments are made if employment is terminated due to death, disability or cause. Executives will receive enhanced benefits if a termination of employment follows a change in control of the Company. The change in control agreements are “double” trigger (both a change in control and involuntary termination of employment or termination by the executive for “good reason” must occur to receive payment). The Company believes these agreements are necessary in order to ensure the continuity of management and to allow executives to focus on serving the Company in a change of control situation without the distraction of concern for their employment.

In 2007, the Company reviewed the existing severance and change in control agreements and the Compensation Committee determined that these agreements should be revised: 1) to update the agreements for new tax regulations governing deferred compensation; 2) to make the agreements uniform among the executives; and 3) to modify certain provisions in a manner more favorable to the Company. For example:

•

The full tax “gross-up” provision that makes executives whole in the event the excise tax under Section 280G of the Internal Revenue Code applies was changed to provide that, to a specified extent, payments to the executive will be reduced to eliminate the excise tax. The Company believes that it is economically inefficient to pay the large gross-up payment if the excise tax can be avoided by a defined reduction in the executive’s payments.

•

The definition of “good reason” in the severance agreements (which allows an executive to terminate employment and receive severance benefits) was substantially narrowed while the definition of “cause” (which allows the

Company to terminate the executive’s employment without paying severance benefits) was broadened. The Company found the existing “good reason” definition to be too broad as it would restrict the Company’s ability to make certain reductions in executive pay and benefits that the Company might otherwise believe were warranted or advisable.

•	Certain payments tied to the highest of several bonus payments were modified to tie to a target bonus amount.

At the time the severance and change in control agreements were reviewed by the Company, it sought outside advice regarding the level of severance benefits provided under the agreements. Based on the market information it received and the collective experience of its individual members, the Compensation Committee determined that the level of benefits (and the multiplier of base salary and bonus) was generally appropriate for executives at the level of the Company’s named executive officers.

Retention Arrangement with Mr. Carbonari

In 2002, the Company extended a special retention arrangement to Mr. Carbonari. At the time, Mr. Carbonari was employed by one of the Company’s subsidiaries and had been identified through the succession planning process as an employee with a very high potential that the Company was at risk of losing. The arrangement was intended to encourage Mr. Carbonari to stay with the Company and perform well for the next two decades until his normal retirement age. Under this arrangement, if Mr. Carbonari remains employed until his normal retirement age (or an early retirement date if approved by the Compensation Committee), he will receive a single payment equal to three times his base salary at the time of retirement. This arrangement is described in greater detail on pages 41 and 42 of this Proxy Statement.

Stock Ownership Guidelines

The Company believes it is important for executive officers and directors to have a significant investment in the Company so that their interests are better aligned with stockholders and has established stock ownership guidelines for executives and directors. The Compensation Committee annually reviews executives’ compliance with the Company’s stock ownership guidelines. In 2007, the Compensation Committee compared the guidelines to similar guidelines adopted by other companies and determined that the Company’s guidelines required an appropriate level of stock ownership. The guidelines are:

Chairman and Chief Executive Officer	4 times salary
President and Chief Operating Officer	3 times salary
Senior Vice Presidents and First-Tier Subsidiary Chief Executive Officers	2 times salary
Vice Presidents	1 time salary
Directors	3 times annual fee

Our guidelines allow executives and directors five years to meet the guidelines. In 2007, the Compensation Committee determined that all named executive officers and all other executive officers met these guidelines.

The Company has a formal policy prohibiting any director, officer or chief executive officer of a first-tier subsidiary from hedging the risk of owning Company common stock or trading in derivatives of the Company.

Tax Treatment

The Company generally receives a tax deduction for payments to executives under its annual and long-term incentive plans. The Internal Revenue Code limits the income tax deduction that the Company may take for compensation paid to the Chief Executive Officer and the other named executive officers. The limit is $1 million per executive per year. However, performance-based compensation is excluded from the limitation. All compensation of named executive officers is fully tax deductible by the Company with the exception of $1,983,284 primarily due to employee grantor trust funding (described in footnote 4 to the Summary Compensation Table on pages 31 and 32). The Compensation Committee intends that the annual incentive bonus, stock options and performance share awards qualify as performance-based compensation so that these awards will be deductible by the Company.

2007 COMPENSATION

It is important to note that the Summary Compensation Table below reflects many types of compensation, such as unvested stock options, that are contingent in nature and that list a value based solely on estimates and/or valuation under accounting rules. Therefore, the Chief Executive Officer and other named executives may never realize the value of certain items included under the column headed “Total”, or the amounts realized may differ materially from the amount listed in the Summary Compensation Table and related footnotes. In addition, equity compensation is reported in several different tables in this Proxy Statement. For that reason, investors should take care to not “double count” equity awards.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)(4)	All Other Compen- sation ($)(5)	Total ($)
	A	B	C	D	E	F	G	H	I
Norman H. Wesley	2007	1,250,000	0	(435,766)	2,708,038	1,243,000	1,043,616	653,373	6,462,261
Chairman of the Board*	2006	1,166,000	0	4,309,719	2,912,885	1,553,200	401,002	455,116	10,797,922

Bruce A. Carbonari	2007	865,000	0	(67,635)	1,331,043	1,101,962	285,085	626,073	4,141,528
President and CEO*

Craig P. Omtvedt	2007	609,000	0	(177,416)	1,565,553	412,902	418,171	254,692	3,082,902
Senior Vice President and CFO	2006	575,000	0	1,762,952	1,450,612	522,200	306,412	211,530	4,828,706

Mark A. Roche	2007	505,000	0	(116,423)	658,382	273,912	209,776	140,098	1,670,745
Senior Vice President, General Counsel and Secretary	2006	478,000	0	1,146,902	797,194	347,300	161,838	121,861	3,053,095

Christopher J. Klein	2007	458,000	0	(116,423)	629,799	248,419	43,223	76,565	1,339,583
Senior Vice President - Strategy & Corporate Development	2006	425,000	0	1,146,902	796,718	308,800	61,601	114,084	2,853,105

*	Mr. Carbonari was elected President and Chief Executive Officer and Mr. Wesley was elected Chairman of the Board effective January 1, 2008. In 2007, Mr. Carbonari served as President and Chief Operating Officer and Mr. Wesley served as Chairman and Chief Executive Officer.

(1)	Equity Assumptions: The amounts listed in columns D and E are performance based compensation and reflect the amounts expensed (or reversed) in the Company’s 2006 and 2007 financial statements for stock options and stock awards (see footnote 1 to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal years ended December 31, 2006 and 2007).

(2)	Non-Equity Incentive Plan: Column F lists amounts we disclosed as “Bonus” in years prior to 2006 under securities rules then in effect. We call this Plan the Annual Incentive Plan. Refer to the Compensation Discussion and Analysis on pages 23 and 24 of this Proxy Statement for more details on the non-equity incentive plan. Solely with respect to Mr. Carbonari, this column also includes a cash long-term incentive payment that was granted to him in 2005 when he was employed by a subsidiary of the Company. The payment is based on that subsidiary’s financial performance over the 2005-2007 performance period (see page 27 of the Compensation Discussion and Analysis of this Proxy Statement).

(3)	Increase in Actuarial Value of Defined Benefit Pension: Column G includes an estimate of the 2006 and 2007 increases in actuarial value of the named executive officers’ defined benefit pension plan benefit. These estimates were calculated by determining the difference between the normal retirement age benefits accrued as of December 31, 2005 and December 31, 2006 and the normal retirement age benefits accrued as of December 31, 2006 and December 31, 2007. The narrative and footnotes following the Pension Benefits table on page 36 provide additional detail about the Company’s pension plans.

(4)	Employee Grantor Trusts: The named executive officers listed in the Summary Compensation Table are not currently covered under the Company’s tax-qualified defined benefit pension plan (except for Mr. Klein). As a replacement, pension benefits are provided under our Supplemental Plan and employee grantor trust arrangements were established to fund these benefits. These employee grantor trust arrangements have been approved by stockholders. Contributions to fund these benefits are taxable to executives.

In 2007, the contributions were made to employee grantor trusts (net of tax withholding) in the following amounts: $501,010 for Mr. Wesley, $293,397 for Mr. Carbonari, $308,575 for Mr. Omtvedt, and $119,053 for Mr. Roche. These executives were reimbursed for taxes on earnings of the trust related to pension benefits in the following amounts: $208,386 for Mr. Wesley, $24,224 for Mr. Carbonari, $84,958 for Mr. Omtvedt and $47,052 for Mr. Roche.

Contributions are not listed in column H because they were made to fund supplemental retirement benefits that are disclosed in the Pension Benefits table on page 36 and the narrative that follows it. However, the reimbursement for taxes on the contributions are included in column H.

(5)	Perquisites: Column H includes the following amounts of perquisites for 2007: $70,623 for Mr. Wesley; $439,581 for Mr. Carbonari; $35,856 for Mr. Omtvedt; $0 for Mr. Roche; and $0 for Mr. Klein. In 2007, the only perquisites provided were relocation benefits and limited use of the Company aircraft for executives who reimburse the Company (Messrs. Wesley, Carbonari and Omtvedt only). In 2006, the following perquisites were also provided: automobile allowance; financial planning; and country club dues. However, these additional perquisites were eliminated for 2007 with corresponding salary adjustments. In 2007, the Company reimbursed relocation expenses for Mr. Carbonari (principally real estate broker commissions, moving expenses and temporary living expenses) in the amount of $333,124 and provided a tax gross up in the amount of $77,755 to make him whole for personal expenses incurred because of the Company’s request that he relocate his personal residence to Illinois.

The aggregate incremental cost of perquisites is generally the cost of such items to the Company. Although Messrs. Wesley, Carbonari and Omtvedt used Company aircraft for personal use in 2007 and 2006, they reimbursed the Company for their number of hours of personal flight time. The difference between the Company’s aggregate incremental cost of personal aircraft usage and the amount paid by the executive is due in part to the incremental cost to reposition Company aircraft; this difference is included in column H. Specifically, for 2007, the Company’s cost of personal aircraft usage not reimbursed by executives is $70,623 for Mr. Wesley, $28,702 for Mr. Carbonari and $35,856 for Mr. Omtvedt. The calculation of incremental cost of personal aircraft usage is based on the variable cost to the Company, including fuel costs, trip related maintenance, crew expenses, landing fees and other miscellaneous variable costs.

Defined Contribution Benefits, Nonqualified Plan Earnings and Tax Reimbursements: The amount in column H also includes: (a) Company contributions to the tax qualified defined contribution plan of the Company, (b) profit-sharing amounts under the Company’s Supplemental Plan, and (c) tax reimbursements with respect to defined contribution benefits. We describe these benefits below.

(a)	Defined Contribution Plan Contributions. Company contributions for 2007 to the Company’s tax qualified defined contribution plan were $24,075 for each of Messrs. Wesley, Carbonari, Omtvedt, Roche and $20,700 for Mr. Klein.

(b)	Supplemental Plan. The Supplemental Plan credits certain executives with amounts that would have been contributed to their accounts under the tax qualified defined contribution plan but for the limitations on contributions imposed by the Internal Revenue Code. Profit-sharing credits earned under our Supplemental Plan for 2007 were: $232,038 for Mr. Wesley; $118,665 for Mr. Carbonari; $81,558 for Mr. Omtvedt; $56,457 for Mr. Roche; and $48,762 for Mr. Klein. These amounts were credited to executives’ accounts in early 2008.

For all named executives except Messrs. Carbonari and Klein, to meet the Company’s obligations to provide these profit-sharing benefits under the Supplemental Plan, the Company partially funded these benefits through employee grantor trusts approved by stockholders. The Company funds only the amount sufficient to provide the expected after-tax profit-sharing benefit.

(c)	Tax Reimbursements. The defined contribution credits to the Supplemental Plan are subject to Medicare tax. In 2007, the Company reimbursed the named executive officers for Medicare taxes in the amount of: $5,661 for Mr. Wesley, $2,842 for Mr. Carbonari, $2,005 for Mr. Omtvedt, $1,395 for Mr. Roche, and $1,206 for Mr. Klein. In addition, for those executives with employee grantor trusts described in (b) above, the Company reimbursed the executive for taxes on earnings of trust in the amount of $79,756 for Mr. Wesley, $12,205 for Mr. Omtvedt, and $2,970 for Mr. Roche. Executives receive only the after-tax defined contribution benefit from these trusts.

Long-Term Disability Reimbursement: Column H includes amounts that the Company reimburses for the cost of premiums for long-term disability insurance coverage. This reimbursement is provided to all employees. The reimbursement is taxable to the employee. The amount of long-term disability reimbursement in 2007 was $1,333 for each named executive officer.

Premiums for Life Insurance: The Company provides an additional life insurance program for Messrs. Wesley, Carbonari, Omtvedt, Roche, and Klein. The amounts set forth in column H include the dollar value of insurance premiums paid by the Company in 2006 and 2007. For 2007, these amounts are: $31,500 for Mr. Wesley; $15,353 for Mr. Carbonari; $12,703 for Mr. Omtvedt; $6,816 for Mr. Roche; and $4,564 for Mr. Klein.

2007 GRANTS OF PLAN-BASED AWARDS

Name and Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock Option Award ($)(1)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Norman H. Wesley
2/26/2007(2)	962,500	1,375,000	2,750,000
2/26/2007(3)				16,000	32,000	48,000

Bruce A. Carbonari
2/26/2007(2)	575,225	821,750	1,643,500
2/26/2007(3)				7,500	15,000	22,500
9/24/2007(4)							154,200	$80.95	2,126,500

Craig P. Omtvedt
2/26/2007(2)	319,725	456,750	913,500
2/26/2007(3)				6,500	13,000	19,500
9/24/2007(4)							60,600	$80.95	835,706

Mark A. Roche
2/26/2007(2)	212,100	303,000	606,000
2/26/2007(3)				4,300	8,600	12,900
9/24/2007(4)							40,000	$80.95	551,621

Christopher J. Klein
2/26/2007(2)	192,360	274,800	549,600
2/26/2007(3)				4,500	9,000	13,500
9/24/2007(4)							46,600	$80.95	642,639

(1)	The grant date value of stock option awards is the value that will be expensed in the Company’s financial statements over the vesting period based on the Black-Scholes value of $13.79.

(2)	The numbers in this row reflect the range of potential payments under the Annual Executive Incentive Plan.

(3)	The numbers in this row reflect the range of potential performance shares that may be awarded.

(4)	This row reflects stock options granted in 2007.

Non-Equity Incentive Plan

An executive must continue in employment for the entire year to receive a bonus, unless employment ends due to death, disability or retirement. Messrs. Wesley, Omtvedt and Roche currently are all eligible to retire under the Company’s supplemental retirement plan. Accordingly, these executives will remain eligible for an annual bonus even if they voluntarily terminate employment before the end of the year.

Long-Term Equity Incentive Plan

If an executive terminates employment, options expire three months after the termination date or the regularly scheduled expiration date (if sooner). If an executive dies, options must be exercised within three years after the date of death (or the expiration date, if earlier) provided options may be exercised for one year following death even if this period extends beyond the expiration date. If an executive retires or becomes disabled, but has remained an employee for at least one year from the grant date, options may be exercised for up to three years after employment terminates, or the expiration date if earlier. Messrs. Wesley, Omtvedt and Roche currently are all eligible to retire under the Company’s supplemental retirement plan. Accordingly, a voluntary termination of employment by any of these executives will be considered a retirement and the more favorable retirement provisions described above will apply.

An executive must continue in employment for the entire performance period to receive a performance share payment, except that if the executive’s employment ends due to death, disability or retirement, the executive will receive payment (subject to the Company’s attainment of the performance goals). Messrs. Wesley, Omtvedt and Roche currently are all eligible to retire under the Company’s supplemental retirement plan. Accordingly, a voluntary termination of employment by any of these executives will be considered a retirement and the more favorable retirement provisions will apply.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Norman H. Wesley	57,000	114,000	0	$74.39	9/26/2013	0	N/A	64,000	$4,631,040
	114,000	57,000		$82.16	9/27/2012
	199,423	0		$68.89	9/28/2014
	198,814	0		$54.75	9/29/2013
	198,000	0		$46.78	9/23/2012
	196,149	0		$30.54	9/24/2011

Bruce A. Carbonari	0	154,200	0	$80.95	9/24/2014	0	N/A	20,300	$1,468,908
	40,000	80,000		$74.39	9/26/2013
	72,000	36,000		$82.16	9/27/2012
	124,983	0		$68.89	9/28/2014
	103,133	0		$54.75	9/29/2013
	34,274	0		$46.78	9/23/2012

Craig P. Omtvedt	0	60,600	0	$80.95	9/24/2014	0	N/A	26,000	$1,881,360
	28,334	56,666		$74.39	9/26/2013
	56,667	28,333		$82.16	9/27/2012
	99,711	0		$68.89	9/28/2014
	97,885	0		$54.75	9/29/2013

Mark A. Roche	0	40,000	0	$80.95	9/24/2014	0	N/A	17,200	$1,244,592
	18,000	36,000		$74.39	9/26/2013
	36,000	18,000		$82.16	9/27/2012
	62,975	0		$68.89	9/28/2014
	62,975	0		$54.75	9/29/2013
	62,975	0		$46.78	9/23/2012
	62,975	0		$30.54	9/24/2011
	3,936	0		$23.35	9/26/2010
	2,728	0		$32.58	11/15/2009
	2,938	0		$33.17	11/16/2008

Christopher J. Klein	0	46,600	0	$80.95	9/24/2014	0	N/A	17,600	$1,273,536
	20,000	40,000		$74.39	9/26/2013
	36,000	18,000		$82.16	9/27/2012
	62,975	0		$68.89	9/28/2014
	62,975	0		$54.75	9/29/2013

(1)	Each outstanding stock option granted that is currently vested and exercisable is listed in this column. These stock option grants vested ratably on the first three anniversaries of the grant date.

(2)	Each outstanding stock option that is not yet vested and exercisable is listed in this column. The chart below reflects the vesting schedule for each outstanding stock option grant awarded to Messrs. Wesley, Carbonari, Omtvedt, Roche and Klein:

	Options Vesting in 2008 (dates refer to grant date)			Total Number of Options Vesting in 2008	Options Vesting in 2009 (dates refer to grant date)		Total Number of Options Vesting in 2009	Options Vesting in 2010
Name	09/27/05	09/26/06	09/24/07		09/26/06	09/24/07		09/24/07
Norman H. Wesley	57,000	57,000	0	114,000	57,000	0	57,000	0
Bruce A. Carbonari	36,000	40,000	51,400	127,400	40,000	51,400	91,400	51,400
Craig P. Omtvedt	28,333	28,333	20,200	76,866	28,333	20,200	48,533	20,200
Mark A. Roche	18,000	18,000	13,334	49,334	18,000	13,333	31,333	13,333
Christopher J. Klein	18,000	20,000	15,534	53,534	20,000	15,533	35,533	15,533

(3)	This column lists the target number of outstanding performance share awards. For the 2006 to 2008 performance period, the following awards were outstanding: 32,000 shares for Mr. Wesley, 5,300 shares for Mr. Carbonari, 13,000 shares from Mr. Omtvedt, 8,600 shares for Mr. Roche and 8,600 shares for Mr. Klein. For the 2007 to 2009 performance period, the following awards were outstanding: 32,000 shares for Mr. Wesley, 15,000 shares for Mr. Carbonari, 13,000 shares from Mr. Omtvedt, 8,600 shares for Mr. Roche and 9,000 shares for Mr. Klein. The Compensation Discussion and Analysis on pages 25-27 and the narrative following the table titled “Grants of Plan-Based Awards” on pages 33 and 34 provides additional detail on performance share awards. In addition to the shares reported in this table, in early 2008, performance share awards were granted for the 2008 to 2010 performance period. Performance share awards for the 2005-2007 period are disclosed in the “Option Exercises and Stock Vested” table immediately below.

(4)	This column reflects the value of the performance share awards (at target number) using the December 31, 2007 closing price of the Company’s common stock.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)(3)
Norman H. Wesley	205,984	$12,357,372	36,944	$2,517,918
Bruce A. Carbonari	0	0	6,490	$442,326
Craig P. Omtvedt	49,505	$1,724,267	14,977	$1,020,757
Mark A. Roche	39,569	$1,878,764	9,985	$680,528
Christopher J. Klein	0	0	9,985	$680,528

(1)	This column reflects stock options exercised during 2007.

(2)	This column reflects performance share awards earned for the 2005 to 2007 performance period based on actual performance of the Company during that period.

(3)	The value reported in this column was determined based on the market value of the Company’s common stock on January 29, 2008, the date the payout of the award was approved, which was $68.155 per share.

2007 RETIREMENT AND POST-RETIREMENT BENEFITS

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($) (4)(5)(6)(7)	Payments During Last Fiscal Year (8)
Norman H. Wesley	Fortune Brands Pension Plan	n/a	0	0
	Fortune Brands Supplemental Plan	22.4200	9,330,017	0

Bruce A. Carbonari	Fortune Brands Supplemental Plan	27.000	2,843,189	0
	Moen Incorporated Retirement Income Plan(2)	26.000	410,118

Craig P. Omtvedt	Fortune Brands Pension Plan	6.2500	166,573	0
	Fortune Brands Supplemental Plan	18.2500	3,595,883	0

Mark A. Roche	Fortune Brands Pension Plan	7.4167	171,002	0
	Fortune Brands Supplemental Plan(3)	26.5000	2,211,753	0

Christopher J. Klein	Fortune Brands Pension Plan	4.7500	57,015	0
	Fortune Brands Supplemental Plan	4.7500	159,434	0

(1)	All of the named executive officers except Mr. Klein are excluded from participating in the Company’s tax-qualified Pension Plan. For these excluded executives, with respect to the Fortune Brands Pension Plan (the tax-qualified plan), this column reflects service credited, if any, prior to January 1, 1996 (the date the executives were excluded from plan participation) and not their actual years of service with the Company.

(2)	Mr. Carbonari accrued benefits under the Moen Incorporated Retirement Income Plan and Moen Incorporated Supplemental Retirement Income Plan prior to transferring to the Company in January 2007. Liability for the benefit he earned under the Moen Incorporated Supplemental Retirement Income Plan was transferred to the Fortune Brands Supplemental Plan and is included in the amount listed for that plan.

(3)	Mr. Roche, who joined our employ in 1988, has a special retirement arrangement which credits him with service since 1981 in order to recognize that he devoted full time to our legal affairs from 1981 through 1988 while employed by an outside law firm. The benefit augmentation that results from this additional service credit is equal to $35,148 per year at normal retirement age.

(4)	The amounts listed are based on the executives’ compensation and service as of December 31, 2007.

(5)	The earliest age at which an unreduced pension is paid is generally 62. However, a grandfathered provision allowing an unreduced pension at age 60 applies to a number of participants, including Messrs. Wesley, Omtvedt, Roche. Messrs. Wesley and Omtvedt are currently eligible for early retirement under the plan with a reduced pension. Under the Fortune Brands Supplemental Plan, Mr. Roche is deemed to be retirement-eligible upon any termination of employment, although he is not yet retirement eligible under the tax-qualified Pension Plan.

(6)	The benefit amounts listed reflect the present value of the annual benefit payable in the form of a single life annuity where payments continue for the life of the executive but cease upon his death. The tax-qualified Fortune Brands Pension Plan, the Fortune Brands Supplemental Plan and the Moen Incorporated Retirement Income Plan allow participants to elect a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary. Elections of payment form are made at the time of retirement.

(7)	The present value of accumulated plan benefits is calculated on the same basis used to calculate the Plan’s accumulated benefit obligation in accordance with FAS 87. The normal retirement benefit is unreduced at age 60 for Messrs. Wesley, Omtvedt, Roche, and unreduced at age 62 for Mr. Carbonari and Mr. Klein. The present value of the annual increase in value of the pension benefit is calculated using a 6.5% discount rate and the RP-2000 mortality table projected to 2015.

(8)	None of the Fortune Brands Pension Plan, the Fortune Brands Supplemental Plan nor the Moen Incorporated Retirement Income Plan allow in-service distributions. Accordingly, because all named executive officers continued in employment throughout 2007, no payments were made to them under the plans. As disclosed in footnote 4 to the Summary Compensation Table on pages 31 and 32 of this Proxy Statement, the pension benefits of Messrs. Wesley, Carbonari, Omtvedt and Roche are funded by contributions to employee grantor trusts which are taxable to these executives in the year of the contribution. Contributions to these trusts were made in 2007.

The Fortune Brands Pension Plan is a tax-qualified defined benefit pension plan. The formula for accruing pension benefits was changed in 2008. For service on and after January 1, 2008, pension benefits will grow under the following formula: 1% of compensation multiplied by benefit service on and after January 1, 2008. For service prior to 2008, a normal retirement benefit is determined under the following formula: (a) 1.75% of compensation multiplied by benefit service up to 15 years of service, plus (b) 1% of compensation multiplied by benefit service in excess of 15 years of service. Total service taken into account under the Pension Plan is capped at 35 years. In addition, participants will not receive less than a protected benefit that was “grandfathered” as of December 31, 2001 when the Company changed the pension plan formula. Generally, all employees are eligible for the plan except for certain executives who have the employee grantor trusts described in footnote 4 to the Summary Compensation Table on pages 31 and 32 of this Proxy Statement. The estimated retirement benefits in the preceding table include any offset for Social Security benefits.

The compensation used to calculate retirement benefits generally includes the categories of “Salary” and “Non-Equity Incentive Plan Compensation” from the Summary Compensation Table shown above on page 31, averaged over the five highest consecutive years.

The Moen Incorporated Retirement Income Plan is a tax-qualified defined benefit plan. The formula for earning pension benefits is (a) 1.05% of compensation multiplied by benefit service up to 30 years, plus (b) 0.40% of compensation in excess of covered compensation multiplied by benefit service up to 30 years, plus (c) 1.00% of compensation multiplied by benefit service in excess of 30 years.

The Supplemental Plan pays the difference between the benefits payable under our tax qualified retirement plan (the Fortune Brands Pension Plan and, for Mr. Carbonari, the Moen Incorporated Retirement Income Plan) and the amount that would have been paid if the Internal Revenue Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, a tax qualified retirement plan. In addition, the supplemental plan provides the full pension benefit earned in years in which an executive is ineligible for the tax qualified retirement plan. In calculating benefits, no credit is given for service in excess of 35 years. Through December 31, 2007, the Supplemental Plan also provided that certain senior officers of the Company (those who were Vice Presidents or more senior prior to 1999) receive an annual benefit equal to 52 1/2% of average compensation during the five highest-paid consecutive years of employment. Since 1999, the Compensation Committee has not approved this enhanced benefit for any additional executives. Messrs. Wesley, Omtvedt and Roche are entitled to this retirement benefit. This retirement benefit is reduced by 1 1/2% of such average compensation for each year that the officer retires prior to age 65 unless he has completed 35 years of service. However, for service on and after January 1, 2008, these executives will earn additional pension benefits at the same rate that applies to all employees in the Company’s tax-qualified pension plan (1% of compensation per year of service). The Supplemental Plan benefit is reduced by benefits under the Fortune Brands Pension Plan and the retirement plans of our subsidiaries or any prior employer, including an executive’s prior employers who are unrelated to the Company.

Mr. Wesley has an additional agreement that provides that his Supplemental Plan pension benefit is based on his average compensation during the three highest-paid consecutive years rather than five. This agreement is described in footnote 7 to the Potential Payments Upon Termination or Change in Control table on page 39 of this Proxy Statement.

Early retirement annual benefits under the Fortune Brands plans are calculated assuming a reduction of 6% per year prior to age 62 (unreduced at age 62) for Mr. Carbonari and Mr. Klein and 7% per year prior to age 60 (unreduced at age 60) for Messrs. Wesley, Omtvedt and Roche. Mr. Carbonari’s and Mr. Klein’s pension reduction is calculated differently than the other named executive officers because the other officers were grandfathered in a plan provision applicable to certain employees who were employed as of December 31, 2001. Mr. Carbonari was employed by one of the Company’s subsidiaries until January 1, 2007 and Mr. Klein was hired in 2003. Mr. Carbonari’s annual early retirement benefit under the Moen Incorporated Retirement Income Plan is calculated assuming a 6% reduction per year from age 60 to 62 and a 4% reduction per year prior to age 60 (the benefit is unreduced at age 62).

2007 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)
Norman H. Wesley	0	232,038	95,678	0	1,353,329
Bruce A. Carbonari	0	118,665	25,332	0	455,228
Craig P. Omtvedt	0	81,558	32,444	0	406,772
Mark A. Roche	0	56,457	39,477	0	662,778
Christopher J. Klein	0	48,762	11,045	0	178,904

(1)	Amounts listed in the Registrant Contributions column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the Summary Compensation Table. No amounts listed in the Aggregate Earnings column were reported in the “All Other Compensation” column of the Summary Compensation Table.

(2)	Earnings are credited to the accounts of executives based on the Citigroup U.S. Broad Investment Grade Bond Index (for Mr. Klein and Mr. Carbonari). For those executives with employee grantor trusts for supplemental nonqualified profit sharing contributions (Messrs. Wesley, Omtvedt, and Roche), earnings are credited based on the election of the executive among the following: Fidelity Blue Chip Growth Fund, Fidelity Equity Income Fund, Fidelity International Discovery Fund, MFS New Discovery Fund, Northern Trust Institutional Funds Diversified Asset Portfolio, PIMCO Total Return Fund and Vanguard 500 Index Fund. Mr. Carbonari’s supplemental home & hardware deferred compensation plan earnings are credited based on the average yield of Moody’s Aaa Industrial Bonds during the first five business days in November.

(3)	No withdrawals were made in 2007. However, as disclosed on pages 31, 32 and 36 of this Proxy Statement, the supplemental nonqualified profit sharing benefits of Messrs. Wesley, Omtvedt and Roche are funded by contributions to employee grantor trusts which are taxable to these executives in the year of contribution. Contributions to these trusts were made in 2007.

The Company’s nonqualified deferred compensation plan is a supplemental plan that pays the difference between the profit sharing contribution provided under the tax-qualified profit sharing plan and the contribution that would have been made if the Internal Revenue Code did not limit the compensation that may be taken into account under tax-qualified retirement plans. The contribution amount is equal to 6% of adjusted compensation, which generally includes salary and annual bonus. Compensation is adjusted by multiplying amounts in excess of the Social Security taxable wage base ($97,500 in 2007) by 1.5. This profit sharing formula applies uniformly to all employees and is not enhanced for executives. Nonqualified profit sharing benefits are paid in a lump sum upon termination of an executive’s employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (1)

Compensation Program	Voluntary		Involuntary		Death	Disability	Retirement	Involuntary Termination (or for Good Reason) After Change in Control
	For Good Reason	For No Good Reason	For Cause	Without Cause
Cash Severance
Wesley	$8,589,591	$0	$0	$8,589,591	$0	$0	$0	$8,692,959
Carbonari	$5,080,050	$0	$0	$5,080,050	$0	$0	$0	$5,142,005
Omtvedt	$2,331,630	$0	$0	$2,331,630	$0	$0	$0	$3,529,635
Roche	$1,768,394	$0	$0	$1,768,394	$0	$0	$0	$2,672,837
Klein	$1,638,124	$0	$0	$1,638,124	$0	$0	$0	$2,475,376

Health & Related Benefits(2)(3)
Wesley	$145,354	$0	$0	$145,354	$2,625,000	$80,000/yr.	$0	$145,354
Carbonari	$112,277	$0	$0	$112,277	$1,686,750	$80,000/yr.	$0	$112,277
Omtvedt	$47,207	$0	$0	$47,207	$1,065,750	$80,000/yr.	$0	$70,811
Roche	$35,193	$0	$0	$35,193	$808,000	$80,000/yr.	$0	$52,790
Klein	$45,337	$0	$0	$45,337	$732,800	$80,000/yr.	$0	$68,005

Options(4)
Wesley	$0	$0	$0	$0	$0	$0	$0	$0
Carbonari	$0	$0	$0	$0	$0	$0	n/a	$0
Omtvedt	$0	$0	$0	$0	$0	$0	$0	$0
Roche	$0	$0	$0	$0	$0	$0	$0	$0
Klein	$0	$0	$0	$0	$0	$0	n/a	$0

Performance Shares(5)
Wesley	$0	$0	$0	$0	$0	$0	$0	$2,642,936
Carbonari	$0	$0	$0	$0	$0	$0	$0	$773,049
Omtvedt	$0	$0	$0	$0	$0	$0	$0	$1,073,542
Roche(6)	$1,244,592	$1,244,592	$1,244,592	$1,244,592	$0	$0	$1,244,592	$710,558
Klein	$0	$0	$0	$0	$0	$0	$0	$703,649

Excise Tax Gross-Up
Wesley	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$0
Carbonari	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$0
Omtvedt	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$0
Roche	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$0
Klein	n/a	n/a	n/a	n/a	n/a	n/a	n/a	$0

Pension Enhancement
Wesley(7)	$4,926,390	$575,947	$575,947	$4,926,390	$575,947	$4,926,390	$575,947	$4,926,390
Carbonari	$648,211	$0	$0	$648,211	$0	$0	$0	$648,211
Omtvedt	$1,864,813	$0	$0	$1,864,813	$0	$0	$0	$1,864,813
Roche	$1,035,789	$0	$0	$1,035,789	$0	$0	$0	$1,035,789
Klein	$130,530	$0	$0	$130,530	$0	$0	$0	$130,530

(1)	This table assumes the specified termination events occurred on December 31, 2007.

(2)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits above the benefit level applicable to all employees generally.

(3)	The Health and Related Benefits listed under the “Disability” column reflect the amount of the annual disability benefit that exceeds the benefit payable under the plan generally available to all employees.

(4)	The option values are based upon the intrinsic or the “in the money” values on December 31, 2007. Because the exercise price of all non-vested stock options was less than the fair market value of the Company’s stock on that date, the intrinsic value is zero.

(5)	Amounts listed for performance shares assume a payment of the “target” number of shares (including applicable dividend equivalents). In all cases, except following a change in control, actual payments are based on actual Company performance and could be more or less (or zero) than the amount listed above. Solely with respect to Mr. Carbonari, the amount listed includes a cash long-term incentive payment for the 2006-2008 performance period under the legacy program described on page 27 of this proxy statement.

(6)	Due to a provision in the Fortune Brands Supplemental Plan that deems Mr. Roche to be “retirement-eligible” upon any termination of employment regardless of his actual age, upon termination of employment, his outstanding performance share awards will become non-forfeitable and all options that were granted at least one year prior to his termination will vest.

(7)	The dollar amounts listed for Mr. Wesley’s pension enhancement are based on his retirement agreement with the Company. This agreement was amended February 28, 2007. Prior to amendment, in the event of termination prior to normal retirement age due to death, disability, termination by the Company for other than cause or termination by Mr. Wesley for good reason, his compensation at the date of termination and his service were deemed to continue until his normal retirement age for purposes of calculating his pension. As a result of the February 28, 2007 amendment of Mr. Wesley’s agreement, his compensation at the date of termination and his service will be deemed to continue for only three years (or, if less, the number of years until normal retirement age). The provision that his retirement benefit is based on his highest three years of compensation, rather than five years as is the case for all other employees, remains in place. This amendment has the effect of reducing the pension enhancement Mr. Wesley would receive upon termination of employment for the specified reasons.

A number of Company employee benefit and incentive plans provide for payment upon termination of employment of any participant. If terminated on December 31, 2007, the named executive officers would receive benefits and payments under these plans in addition to the amounts described in the table above.

Stock Options and Performance Share Awards. If terminated on December 31, 2007, named executive officers would be able to exercise vested stock options. All participants have a period of time following termination to exercise stock options and in some cases will be paid performance shares following termination. Executives who terminate prior to retirement for reasons other than death, disability, position elimination, or following a change in control will forfeit the opportunity to earn performance shares with respect to all open performance periods. Any participant terminated as a result of death or disability will be eligible for payment of performance shares based on actual Company performance. Because Messrs. Wesley, Omtvedt, and Roche are retirement-eligible under the Company’s Supplemental Retirement Plan, if their employment is terminated, they will be eligible for payment of performance shares based on actual Company performance as soon as practicable following a performance period. In addition, they will have the full original ten-year exercise period to exercise options granted prior to 2005 and three years (or end of original term if sooner) to exercise options granted during and after 2005. In the event of termination of employment (other than for just cause) following a change in control, all outstanding performance share opportunities become nonforfeitable and are paid out on the date employment is terminated as if the target performance share award was earned (but prorated for the period of actual service prior to termination). All stock options become vested upon a change in control.

Retirement Benefits. Upon termination of employment, participants in the Company’s defined contribution plans (both tax-qualified and nonqualified) may receive a distribution of their account balances. The Nonqualified Deferred Compensation table on page 38 of this Proxy Statement lists each executive officer’s balance under the nonqualified defined contribution plan as of the last fiscal year end. The Company’s tax qualified pension plan and Supplemental Plan both provide pension benefits upon retirement (as defined in the plans). Messrs. Wesley, Omtvedt, and Roche are all retirement eligible under the Supplemental Plan and therefore would receive nonqualified pension benefits upon termination of employment. As of December 31, 2007, Mr. Carbonari and Mr. Klein were not retirement eligible under the pension plans and, therefore, would not receive any pension benefits upon termination on December 31, 2007. Mr. Carbonari’s and Mr. Klein’s pension benefits could be paid on or after attainment of earliest retirement age. The Pension Benefits table on page 36 of this Proxy Statement and the narrative and footnotes that follow it provide additional detail on the amount and terms of these pension benefits.

Health and Related Benefits. In addition to the dollar values in the chart above for health and related benefit continuation pursuant to severance and change in control agreements, the named executive officers will receive health and related benefits pursuant to the Company’s benefit plans applicable to employees generally. Because they are currently retirement eligible, Messrs. Wesley, Carbonari, Omtvedt, and Roche are eligible for retiree medical coverage upon any termination of employment. Executive officers (except Messrs. Carbonari and Klein) would also be entitled to retain a split-dollar life insurance policy in order to provide a death benefit, but any insurance proceeds after death in excess of the death benefit will be returned to the Company.

Change in Control Agreements. In 2007, the Company entered into new agreements with Messrs. Wesley, Carbonari, Omtvedt, Roche and Klein to provide each of them with benefits if they are terminated following a change in control of the Company. Each agreement states that if, subsequent to a change in control, (1) the Company terminates the executive’s employment for a reason other than disability or cause, or (2) the executive decides to terminate his employment for good reason, the executive will receive:

(i)	2.99 years of base salary, 2.99 times the amount of his annual incentive compensation award and 2.99 times an annual defined contribution plan allocation (and the supplemental profit-sharing allocation under the Supplemental Plan);

(ii)	three additional years of service and earnings credit under our retirement plans and agreements; and

(iii)	three additional years of coverage under our life, health, accident, disability and other employee plans.

Payments under these agreements are generally made in a lump sum immediately following termination. If the special excise tax under Section 280G of the Internal Revenue Code applies, and the executive’s payments are not required under the agreement to be reduced to a level that will not trigger the excise tax, the Company will restore amounts lost by the executive officer due to the excise tax. If payments to the executive due to a change in control do not exceed the threshold dollar amount that triggers the excise tax by more than a specified amount, payments to the executive are reduced in order to avoid application of the excise tax. The Company has established a “rabbi” trust with a bank for the purpose of making payments under the agreements. This trust currently is not funded. Any amounts payable under these change in control agreements are reduced by amounts payable under the severance agreements referred to below.

Severance Agreements. In 2007, the Company entered into new agreements with Messrs. Wesley, Carbonari, Omtvedt, Roche and Klein, to provide each of them with severance benefits without regard to a change in control if the Company terminates their employment for reasons other than disability or cause or if they terminate their employment for “good reason”. The good reason and termination (other than for cause) triggers were chosen because they are standard triggers for severance benefits. Severance payments under the agreements provide compensation to the executives for the non-compete and non-solicitation protections the Company receives. The severance agreements provide the same benefits as those described above for a termination of employment following a change in control except that the multiplier is three in the case of Messrs. Wesley and Carbonari and two in the case of Messrs. Omtvedt, Roche and Klein. Subject to Section 409A of the Internal Revenue Code, all the agreements provide for severance payments spread over a one-year period. All the agreements contain restrictions on soliciting Company employees, competing with the Company and revealing confidential information for a twelve-month period following termination of employment.

The amount of severance payments provided in the change in control and severance agreements reflect competitive benefits in the market for executive talent, based upon advice from an outside compensation consultant, other advisors and the experiences of Compensation Committee members.

Retention Arrangement with Mr. Carbonari. If Mr. Carbonari remains employed until his normal retirement age (or an early retirement date if approved by the

Compensation Committee), he will receive a single payment equal to three times his base salary at the time of retirement. This payment is conditioned upon the Compensation Committee’s determination that Mr. Carbonari has continued to perform at a high level. In the event of Mr. Carbonari’s death or disability, the Compensation Committee will review his past performance and, in its discretion, may approve the payment.

Split Dollar Life Insurance. Executive officers (except Messrs. Carbonari and Klein) would also be entitled to retain a split-dollar life insurance policy in order to provide a death benefit, but any insurance proceeds after death in excess of the death benefit will be returned to the Company.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	$13,378,160	$65.26	11,021,672

Equity compensation plans not approved by security holders	0	N/A	0

Total	$13,378,160	$65.26	11,021,672

(1)	10,903,393 shares remain available for issuance under the Company’s 2007 Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards. 118,279 shares remain available for issuance under the 2005 Non-Employee Director Stock Plan, which provides for stock grants.

Report of the Audit Committee

The Audit Committee of the Board (the “Audit Committee”) is composed of four directors that are “independent” as defined under the New York Stock Exchange Listing Standards and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website at http://www.fortunebrands.com/about/board.cfm. The Audit Committee has appointed (subject to stockholder ratification) the Company’s independent registered public accounting firm for 2008.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed by SAS No. 61 (Communication with Audit Committees), as amended. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2007 and the effectiveness of internal controls over financial reporting as of December 31, 2007.

The Company’s independent registered public accounting firm has also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Audit Committee

David M. Thomas, Chairman

Pierre E. Leroy

A.D. David Mackay

Anne M. Tatlock

The Report of the Compensation and Stock Option Committee and the Report of the Audit Committee set forth in this Proxy Statement and the Fortune Brands, Inc. Stock Price Performance graph set forth in the Company’s Annual Report on Form 10-K, shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Fees of Independent Registered Public Accounting Firm

The independent registered public accounting firm of the Company during the year ended December 31, 2007 was PricewaterhouseCoopers LLP. All PricewaterhouseCoopers LLP services were approved in advance by the Audit Committee. The aggregate fees billed by PricewaterhouseCoopers LLP during the years 2007 and 2006 are set forth in the table below:

Type of Fee	Fiscal Year Ended December 31,
	2007	2006
Audit Fees (1)	$5,618,000	$6,540,000
Audit Related Fees (2)	112,000	1,849,000
Tax Fees (3)	993,000	636,000
All Other Fees (4)	13,000	31,000

(1)	Aggregate fees billed by PricewaterhouseCoopers LLP in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its SEC Form 10-Q filings, the assessment of the effectiveness of the Company’s internal control over financial reporting. For 2006, the review of management’s assessment of internal control over financial reporting was also included in the fees.

(2)	Audit-related services included audits of employee benefit plans and assistance with due diligence activities and accounting advice on acquisitions.

(3)	Tax fees represented services which included domestic and international tax compliance, tax planning, customs and expatriate tax services.

(4)	All Other Fees represented services that include benchmarking of employee benefits.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, audit-related fees, tax fees and all other fees for 2007 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Item 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. The Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year 2008 is ratified.”

A member of PricewaterhouseCoopers LLP will attend the Annual Meeting to make a statement if he or she desires, and respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Item 2.

Item 3

ELECT EACH DIRECTOR ANNUALLY

The Company is informed that a Stockholder, Nick Rossi, whose address is P.O. Box 249, Boonville, California 95415, intends to introduce at the Annual Meeting the following resolution (designated as Item 3). The Company has been notified that Mr. Rossi held 1,652 shares of the Company’s common stock for at least one year prior to his submission of this proposal and that he has agreed to hold a minimum required number or dollar amount of such common stock until the Annual Meeting.

Statement of Nick Rossi:

3 – Elect Each Director Annually

RESOLVED: Shareholders request that our Directors take the steps necessary to adopt annual election of each director in the most expeditious manner possible, in compliance with applicable law and in a manner so that each director shall have a term of equal length from the date of implementation to the greatest extent possible.

This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the vote required for formal adoption of this proposal topic. Also for such transition solely through direct action of our board if such transition is in compliance with applicable law.

This topic won our 66% -support at our 2006 annual meeting and our 68%-support at our 2007 annual meeting. This topic also won a 69% yes-vote average at 44 major companies in 2007. The Council of Institutional Investors www.cii.org, recommends adoption of this proposal topic and the adoption of each shareholder proposal which receives a majority vote. One proxy advisory service recommend no-votes for directors who do not adopt a shareholder proposal after it wins one majority vote.

Sadly our company seems to be following the example of FirstEnergy (FE), a serial ignorer of majority of shareholder votes. As a result each FirstEnergy director received 27% to 39% opposing votes at the 2007 FirstEnergy annual meeting and there were no competing candidates.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them. Source: “Take on the Street” by Arthur Levitt.

This shareholder proposal text is subject to a more vigorous vetting process for accuracy and truthfulness than the corresponding management position statement.

Nick Rossi, Boonville, Calif., said the merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported (and certain concerns are noted):

•

Our Chairman, Mr. Wesley was designated as an “Accelerated Vesting” director by The Corporate Library due to his involvement with boards that accelerated stock option vesting to avoid recognizing the related expense.

•	We had no Independent Chairman – Independent oversight concern.
•	Shareholders were only allowed to vote on individual directors once in 3-years – Accountability concern.
•	An awesome 80% shareholder vote was required to make certain key changes – Entrenchment concern.
•	No shareholder right to:
1)	Cumulative voting.
2)	To act by written consent.
3)	To call a special meeting.

•    Poison pill: Our directors can adopt a poison pill and prevent us from ever voting on it.

The above concerns shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:

Elect Each Director Annually –

Yes on 3

Board of Directors Statement Relating to Item 3:

The Board Recommends that you vote AGAINST Item 3

The Board urges stockholders to vote against the stockholder proposal for three reasons. First, the Board believes that a classified board helps ensure that the interests of all stockholders are protected in the event of an unsolicited takeover proposal. Second, a classified board allows directors to be more effective and knowledgeable about the Company and its stockholders, thereby providing longer-term stability to the Company and its stockholders. Third, declassifying the Board does not make directors any more accountable, nor does it provide stockholders with more control over who represents them. The Board believes that enacting the proposal would not be in the best interests of the Company or its stockholders and recommends a vote against this proposal.

The Board believes that a classified board plays an important role in ensuring that the interests of all stockholders are protected and maximized in connection with an unsolicited takeover proposal. A classified board structure prevents a potential acquirer from replacing a majority of the Board with its own nominees at a single meeting. A potential acquirer could gain control of the Company without paying a fair value to the Company’s stockholders. A classified board structure provides the Board the additional time and leverage necessary to evaluate the adequacy and fairness of a takeover proposal, and to negotiate the best deal possible for the benefit of all stockholders. A classified board structure eliminates the threat of imminent removal of a majority of Board members.

The staggered board helps assure that the majority of directors have prior experience and familiarity with the Company’s businesses, products, markets, opportunities and challenges. The Board believes that this experience and knowledge gained over time makes directors more effective in fulfilling their responsibilities to maximize stockholder value by appropriately balancing short-term goals and long-term planning. Staggered three-year terms contribute toward stability and continuity in setting and pursuing the Company’s business strategies, while at the same time provide flexibility because one-third of the directors are elected annually and a majority of the directors are elected over a two-year period. In addition, the Board believes that a three-year board term helps the Company attract and retain individuals with the quality, integrity and caliber required to make the commitment and take on the responsibilities that service as a director entails. The Board also believes that agreeing to serve a three-year term demonstrates the nominee’s commitment to the Company over the long term.

The classified board structure enhances director independence by minimizing the potential for outside influences that might not be in the interests of all stockholders and reduces the threat that a board member who does not conform will not be renominated.

The Board feels that classified board elections are necessary when coupled with a majority vote provision. Whether a director is elected annually or every three years, the manner in which the director is elected remains the same. Directors up for election must receive more than 50% of the votes cast, in an uncontested election, to be elected. Any director who fails to receive a majority of affirmative votes must tender his or her resignation. The Board will then make a final determination, taking into account all the relevant facts and circumstances, whether to accept that resignation. The Board adopted this policy to provide stockholders with the flexibility and control over who represents the Company.

The Board of Directors has not ignored its stockholders on this issue. The Board of Directors retained independent outside counsel to assist them in thoroughly considering declassification of the Board. After much consideration, the Board of Directors believes that it is their fiduciary duty to all stockholders to keep a classified board structure.

The Board does not believe that directors elected for three-year terms approach their responsibilities with less focus or accountability than would be the case if they were elected annually. The Board has demonstrated that they hold themselves accountable to stockholders and that they are concerned about the Company’s corporate governance standards. They have demonstrated this by adopting a majority vote by-law provision and the Company’s Corporate Governance Principles that enhance the accountability of the Directors.

Unfortunately, Mr. Rossi chooses to focus his argument for declassification based on corporate governance “concerns” which have proven to be unfounded. The Board has established strong governance policies and practices. For several years, these policies and practices have been recognized as superior to those of our peer companies by independent third parties. For example, Institutional Shareholder Services rates the Company as outperforming 80.8% of the companies in the S&P 500 and 98.8% of companies in the consumer durables and apparel group. The Corporate Library rated the Company as having a “low concern” corporate governance risk assessment.

Adoption of the stockholder proposal does not automatically result in the declassification of the Company’s Board. It requires an amendment to the Company’s Certificate of Incorporation which must first be approved by the Board and then submitted to a vote of the stockholders at a subsequent meeting. A vote in favor of the proposal, therefore, would constitute a recommendation that the Board initiate this amendment. The Board does not believe, however, that such an amendment is in the best interests of the Company or its stockholders.

It was the Company’s stockholders who voted to approve the classified board in 1986. Although a majority of the votes cast at the 2007 annual meeting were voted in favor of the declassification proposal, the stockholders rejected similar proposals every year from 1989 to 1998. The Board considered the vote result from the 2007 annual meeting along with all the other factors discussed above and concluded that its obligation is to ensure the Company’s long-term stability instead of following trends and has determined that the classified board structure remains in the Company’s, and its stockholders’, best interest.

The Board recommends that you vote AGAINST Item 3.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of February 29, 2008 (except as otherwise indicated), the beneficial ownership of common stock of Fortune Brands, Inc. by (a) each director, (b) the executive officers of the Company listed on page 31, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the nominees, other directors and executive officers, our Corporate Employee Benefits Committee, the Trustee of our defined contribution plan, and filings made with the SEC. Unless otherwise indicated, the business address of each of the Company’s directors and executive officers is the same as the Company’s address.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)(6)	Percent of Class (7)

Goldman Sachs Asset Management, L.P.(8)	9,343,884	6.06
UBS AG(9)	8,041,399	5.22
Bruce A. Carbonari	425,686	*
Patricia O. Ewers	26,732	*
Richard A. Goldstein	3,400	*
Ann F. Hackett	1,087	*
Christopher J. Klein	199,268	*
Pierre E. Leroy	10,928	*
A. D. David Mackay	2,900	*
Craig P. Omtvedt	347,474	*
Mark A. Roche	385,593	*
Anne M. Tatlock	31,752	*
David M. Thomas	23,488	*
Norman H. Wesley	1,126,934	*
Peter M. Wilson	23,407	*
Directors and executive officers as a group (15 persons)	2,822,993	1.80

*	Less than 1%

(1)	To the best of our knowledge, each nominee and Class II and III director and executive officer who is not a director has sole voting and investment power with respect to shares shown above, other than with respect to the shares listed in Notes (3) and (4) below that may be acquired upon exercise of options.

(2)	Includes the following number of shares attributable to Company contributions under the Company’s Retirement Savings Plan (“RSP”):

Name	Number of Shares
Bruce A. Carbonari	2,687
Craig P. Omtvedt	1,418
Mark A. Roche	6,392
Norman H. Wesley	9,142

Also includes the number of shares attributable to employee contributions under the RSP as follows:

Name	Number of Shares
Bruce A. Carbonari	11,500
Craig P. Omtvedt	1,219
Mark A. Roche	3,882
Norman H. Wesley	5,784

The Trustee of the RSP has agreed to vote the shares it holds in the Trust in accordance with instructions received from participants of the RSP and shares as to which instructions are not received are voted by the Trustee proportionally in the same manner as shares as to which the Trustee has received instructions. The number shown in the table above includes 43,238 shares of common stock held on February 29, 2008 by the Trustee of the RSP (including certain of those referred to above) which number is equivalent as of that date to the undivided proportionate beneficial interests of the directors and executive officers of the Company in all such shares.

(3)	Includes the following number of shares with respect to which the following directors and executive officers have the right to acquire beneficial ownership within 60 days of the date of this table:

Name	Number of Shares
Bruce A. Carbonari	374,390
Patricia O. Ewers	18,368
Richard A. Goldstein	0
Ann F. Hackett	0
Christopher J. Klein	181,950
Pierre E. Leroy	6,778
A. D. David Mackay	0
Craig P. Omtvedt	282,597
Mark A. Roche	315,502
Anne M. Tatlock	20,467
David M. Thomas	15,088
Norman H. Wesley	963,386
Peter M. Wilson	10,496

(4)	Includes 2,373,192 shares of which the directors and executive officers as a group had the right to acquire beneficial ownership pursuant to the exercise on or before April 29, 2008 of options granted by the Company. Inclusion of such shares does not constitute an admission by any nominee, director or executive officer that he or she is the beneficial owner of such shares.

(5)	To the best of the Company’s knowledge, none of the director nominees, Class II and III directors or executive officers who are not directors, have pledged shares of the Company’s stock as security.

(6)	To the best of the Company’s knowledge, directors and executive officers did not own any shares of $2.67 Convertible Preferred Stock of Fortune Brands, Inc.

(7)	The percentage calculations set forth in the table are based on 154,045,133 shares of common stock outstanding on February 29, 2008, rather than based on the percentages set forth in Schedules 13G filed with the SEC.

(8)	We have been informed by Goldman Sachs Asset Management, L.P. (“GSAM LP”) in a report on Schedule 13G dated January 17, 2008 that (a) GSAM LP is a registered investment advisor and (b) GSAM LP has sole voting power over 7,572,251 shares, shared voting power over 4,140 shares, sole dispositive power over 9,343,884 shares and shared dispositive power over 4,140 shares. GSAM LP disclaims beneficial ownership of any securities managed, on GSAM LP’s behalf, by third parties. The principal business address of GSAM LP is 32 Old Slip, New York, NY 10005.

(9)	We have been informed by UBS AG in a report on Schedule 13G dated February 14, 2008, filed to reflect the securities beneficially owned by the UBS Global Asset Management business group of UBS AG and its subsidiaries and affiliates on behalf of its clients, that (a) UBS AG is classified as a Bank as defined in Section 3(a)(6) of the Securities Act (b) UBS AG has sole voting power over 7,602,918 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over 8,041,399 shares. UBS AG disclaims beneficial ownership of such securities pursuant to Rule 13d-4 under the Securities Exchange Act of 1934. The principal business address of UBS AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and executive officer of the Company who is subject to Section 16 of the Exchange Act is required to file reports regarding their ownership and changes in their ownership of our equity securities with the SEC. Reports received by the Company indicate that all these directors and executive officers have filed all requisite reports with the SEC on a timely basis during or for 2007, with one exception. Mr. Carbonari did not file one report disclosing the purchase of 154 shares, the proceeds of a dividend reinvestment, in a timely manner. Mr. Carbonari was made aware of the transaction after the 2-day filing period elapsed. A Form 4 reporting this transaction has since been filed.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

What governs stockholder proposals and nominations?

Our Restated Certificate of Incorporation contains procedures for stockholder nomination of directors. Our By-laws contain procedures for other stockholder proposals to be presented before annual stockholder meetings.

Who can make a nomination?

According to our Restated Certificate of Incorporation, any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders’ meeting at least 120 days prior to the Annual Meeting.

How do I go about making a nomination?

If you are a record owner of stock and you wish to make a nomination, you must notify the Secretary, in writing, of your intent to make a nomination. Written notice must be submitted 120 days before the Annual Meeting, that is, by December 29, 2008 for the 2009 Annual Meeting (assuming the 2009 Annual Meeting is held on April 28, 2009), and it must include:

•	the names and addresses of you and any other stockholder who intends to appear in person or by proxy to make the nomination, and the name and address of the person(s) to be nominated;

•	a description of all arrangements or understandings between you and each nominee and any other person(s) (naming them) pursuant to which the nomination is to be made;

•	any other information regarding each of your proposed nominees that would be included in a proxy statement; and

•	the consent of each nominee to serve if elected.

Who can make a proposal?

According to the By-laws, a proposal or other business to be considered at the Annual Meeting of Stockholders can be made by a person who is a stockholder of record.

How do I go about making a proposal?

If you are a record owner of stock and you wish to make a proposal, you must notify the Secretary, in writing, of your intent. You must give your written notice 120 days before the Annual Meeting, that is, by December 29, 2008 for the 2009 Annual Meeting (assuming the 2009 Annual Meeting is held on April 28, 2009), and it must include:

•

a brief description of the business to be brought before the meeting, the reasons for conducting the business and any material interest that you or the beneficial owners, if any, on whose behalf you are making the proposal may have in the business;

•	your name and address, and the names and addresses of the beneficial owners, if any, on whose behalf you are making the proposal, as they appear on our books; and

•	the class and number of shares of our stock that are owned beneficially and of record by you and the beneficial owners.

The By-laws also provide that stockholders who wish to have a proposal included in the Company’s Proxy Statement must comply with the applicable requirements of the Exchange Act, as well as its rules and regulations. Such stockholders also have the benefit of the rights provided by Rule 14a-8 of the Exchange Act. To be eligible under Rule 14a-8 for inclusion in the Company’s Proxy Statement and accompanying proxy at the next Annual Meeting of Stockholders currently scheduled to be held on April 28, 2009, stockholder proposals must be received by the Company on or before November 10, 2008.

A copy of the Restated Certificate of Incorporation and By-law provisions is available upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

MISCELLANEOUS MATTERS

The distribution of this Proxy Statement with respect to the Company’s 2008 Annual Meeting of Stockholders is accompanied by the financial statements and other financial information as required by Securities and Exchange Commission rules. A copy of the Company’s Annual Report on Form 10-K/A as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K/A, will be made available to stockholders without charge, upon written request to Mr. Mark A. Roche, Senior Vice President, General Counsel and Secretary, Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish any exhibits to Form 10-K/A to each stockholder requesting them upon payment of a fee of $.10 per page to cover its cost.

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of this material to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, forward copies of these materials to the beneficial owners of our stock, and request the authority to execute the proxies. To assure that there is sufficient representation at the meeting, our officers and regular employees may solicit proxies by telephone, facsimile, or in person. In addition, we have retained Georgeson Shareholder Communications Inc., to aid in soliciting proxies for a fee, estimated at $10,500, plus reasonable out-of-pocket expenses. Our total expenses will depend upon the volume of shares represented by the proxies received promptly in response to the Notice of Meeting and Proxy Statement.

Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send only one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, or if you wish to receive individual copies of our Proxy Statements and Annual Reports for future meetings, we will send a copy to you if you call Alvin Santiago, Manager of Shareholder Services, at (847) 484-4538, or write him at Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Annual Report and Proxy Statement, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to The Bank of New York, Shareholder Relations Department, P. O. Box 11258, Church Street Station, New York, New York 10286.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board.

March 6, 2008

PARKING FACILITY AND DRIVING DIRECTIONS

Directions from Downtown Chicago to Hotel:

Take 94 west to Route 41. Exit onto Lake Cook Road from Route 41 (one ramp, lighted intersection exit). Turn left onto Lake Cook Road heading west. The hotel is located approximately 4 miles west on the northeast corner of the Lake Cook Road / I-294 intersection. This route has no tolls.

Directions to Hotel from I-94 Southbound:

Take I-94 heading south to the Lake Cook Road exit (one ramp, lighted intersection exit). Turn left onto Lake Cook Road heading east. Turn left onto Wilmot Road (second traffic light after you exit tollway). First driveway on the left side of street will be the entrance to the Hyatt Deerfield. This route has several tolls.

Directions to Hotel from I-294 Northbound:

Take I-294 heading north to the Lake Cook Road exit (one ramp, lighted intersection, exact change toll plaza). Turn right onto Lake Cook Road. At Wilmot Road (first lighted intersection after exit) turn left. The first driveway on the left side of street will be the entrance to the Hyatt Deerfield. This route has several tolls.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you C/O BNY MELLON SHAREOWNER SERVICES access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

P.O. BOX 358015

VOTE BY PHONE—1-800-690-6903

PITTSBURGH, PA 15252-8015 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fortune Brands, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Fortune Brands in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: FORBR1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORTUNE BRANDS, INC.

The Board of Directors Recommends Votes FOR all Nominees:

For Withhold For All To withhold authority to vote for any individual

Item 1—Election of Directors—Nominees to Class I: All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01. Richard A. Goldstein 02. Pierre E. Leroy

03. A. D. David Mackay 0 0 0

The Board of Directors Recommends Votes FOR Item 2: For Against Abstain

Item 2—Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008. 0 0 0

The Board of Directors Recommends Votes AGAINST Item 3: For Against Abstain

Item 3—If presented, a shareholder proposal entitled “Elect Each Director Annually”. 0 0 0

For address changes and/or comments, please check this box 0 and write them on the back where indicated.

Note: Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 29, 2008 Hyatt Deerfield 1750 Lake Cook Road Deerfield, Illinois 60015

Receive Future Proxy Materials Electronically

Help Fortune Brands make a difference by eliminating paper proxy mailings to your home or business. With your consent we can stop sending paper copies of Proxy Statements, Annual Reports and related materials to you and you can conveniently view them on-line. To participate, go to www.icsdelivery.com/fo and follow the prompts.

Reminder

You may vote by telephone or over the Internet. Voting electronically is quick, easy and also saves the company money. Just follow the instructions on your Proxy Card.

If you vote your shares on the Internet or by phone, you do not need to mail back the Proxy Card. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Fortune Brands, Inc. Notice and Proxy Statement, Form 10-K/A and 2007 Annual Review are available at www.proxyvote.com.

PROXY

The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, April 29, 2008.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint N. H. WESLEY, B. A. CARBONARI, C. P. OMTVEDT and M. A. ROCHE (and any other person chosen by Messrs. Wesley, Carbonari, Omtvedt or Roche) proxies, to vote all shares of Fortune Brands’ common and preferred stock which the stockholder(s) would be entitled to vote on at the Annual Meeting of Stockholders to be held on April 29, 2008 at the Hyatt Deerfield, 1750 Lake Cook Road, Deerfield, Illinois at 1:30 p.m. CDT, on Items 1, 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Item 1), FOR Item 2 and AGAINST Item 3.

If you participate in the Fortune Brands Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

FORTUNE BRANDS, INC. P.O. BOX 11010 NEW YORK, N.Y. 10203-0010

Address Changes/Comments: ___________________________________________________________________________ _______________________________________________________________________________________________________ _______________________________________________________________________________________________________

(If you noted any address changes/comments above, please mark corresponding box on other side.)

(Continued and to be signed on other side.)

PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY